EXHIBIT 4.3
FI N° 84.599
Serapis N° 2015-0155

Northern Powergrid Network Investment - B

Finance Contract

between the

European Investment Bank

and

Northern Powergrid (Yorkshire) plc

Newcastle upon Tyne, 1 December 2015
Luxembourg, 2 December 2015

	Contents
ARTICLE 1 CREDIT AND DISBURSEMENT		17
1.01	AMOUNT OF CREDIT	17
1.02	DISBURSEMENT PROCEDURE	17
1.03	CURRENCY OF DISBURSEMENT	19
1.04	CONDITIONS OF DISBURSEMENT	19
1.05	DEFERMENT OF DISBURSEMENT	20
1.06	CANCELLATION AND SUSPENSION	20
1.07	CANCELLATION AFTER EXPIRY OF THE CREDIT	22
1.08	APPRAISAL FEE	22
1.09	SUMS DUE UNDER ARTICLE 1	22
ARTICLE 2 THE LOAN		22
2.01	AMOUNT OF LOAN	22
2.02	CURRENCY OF REPAYMENT, INTEREST AND OTHER CHARGES	22
2.03	CONFIRMATION BY THE BANK	22
ARTICLE 3 INTEREST		22
3.01	RATE OF INTEREST	22
3.02	INTEREST ON OVERDUE SUMS	23
3.03	MARKET DISRUPTION EVENT	23
ARTICLE 4 REPAYMENT		24
4.01	NORMAL REPAYMENT	24
4.02	VOLUNTARY PREPAYMENT	24
4.03	COMPULSORY PREPAYMENT	25
4.04	GENERAL	27
ARTICLE 5 PAYMENTS		27
5.01	DAY COUNT CONVENTION	27
5.02	TIME AND PLACE OF PAYMENT	27
5.03	SET-OFF	28
5.04	DISRUPTION TO PAYMENT SYSTEMS	28
5.05	APPLICATION OF SUMS RECEIVED	28
ARTICLE 6 BORROWER UNDERTAKINGS AND REPRESENTATIONS		30
6.01	USE OF LOAN AND AVAILABILITY OF OTHER FUNDS	30
6.02	COMPLETION OF PROJECT	30
6.03	INCREASED COST OF PROJECT	30
6.04	PROCUREMENT PROCEDURE	30
6.05	CONTINUING PROJECT UNDERTAKINGS	30
6.06	ENVIRONMENTAL IMPACT ASSESSMENTS, EU HABITATS AND BIRDS DIRECTIVES	32
6.07	DISPOSAL OF ASSETS	32
6.08	COMPLIANCE WITH LAWS	32
6.09	CHANGE IN BUSINESS	34
6.10	MERGER	34
6.11	ARMS’ LENGTH DEALINGS	34
6.12	CROSS DEFAULT	34
6.13	RESTRICTIONS ON INCURRING FINANCIAL INDEBTEDNESS	34
6.14	FINANCIAL COVENANTS	34
6.15	GENERAL REPRESENTATIONS AND WARRANTIES	37
ARTICLE 7 SECURITY		38

7.01	SECURITY	38
7.02	NEGATIVE PLEDGE	39
7.03	PARI PASSU RANKING	39
7.04	MOST FAVOURED LENDER	40
ARTICLE 8 INFORMATION AND VISITS		40
8.01	INFORMATION CONCERNING THE PROJECT	40
8.02	INFORMATION CONCERNING THE BORROWER	41
8.03	VISITS BY THE BANK	42
ARTICLE 9 CHARGES AND EXPENSES		44
9.01	TAXES, DUTIES AND FEES	44
9.02	OTHER CHARGES	44
9.03	CURRENCY INDEMNITY	44
9.04	INCREASED COSTS AND INDEMNITY	44
ARTICLE 10 EVENTS OF DEFAULT		46
10.01	RIGHT TO DEMAND REPAYMENT	46
10.02	OTHER RIGHTS AT LAW	49
10.03	INDEMNITY	49
10.04	NON-WAIVER	49
ARTICLE 11 LAW AND JURISDICTION		49
11.01	GOVERNING LAW	49
11.02	JURISDICTION	49
11.03	EVIDENCE OF SUMS DUE	49
ARTICLE 12 FINAL CLAUSES		50
12.01	NOTICES TO EITHER PARTY	50
12.02	FORM OF NOTICE	50
12.03	CHANGES TO PARTIES	50
12.04	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	50
12.05	EUROPEAN MONETARY UNION, GBP OBLIGATIONS AND IFRS	50
12.06	ENTIRE AGREEMENT	51
12.07	INVALIDITY	52
12.08	AMENDMENTS	52
12.09	RECITALS, SCHEDULES AND ANNEXES	52
12.10	COUNTERPARTS	53
SCHEDULE A		54
SCHEDULE B		60
SCHEDULE C		62
SCHEDULE D		65

THIS CONTRACT IS MADE BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by: Anita Furstenberg, Director and Joanna Kalisz, Legal Counsel	(the "Bank")

of the first part, and

Northern Powergrid (Yorkshire) plc (company number 04112320), a limited company incorporated in England and having its registered office at Lloyds Court, 78 Grey Street, Newcastle upon Tyne, NE1 6AF, represented by John France, Regulation Director
(the "Borrower")

of the second part.

WHEREAS:

(1)
The Borrower has stated that it is undertaking a project during the period from January 2015 to December 2016 consisting of certain schemes aimed at refurbishing, upgrading and reinforcing the distribution electricity network of the Borrower in Yorkshire, as more particularly described in the technical description (the "Technical Description") set out in Schedule A (collectively, the "Project").

(2)
The total cost of the Project is estimated by the Bank to be GBP 445,351,000 (four hundred and forty-five million three hundred and fifty one thousand pounds sterling) and the Borrower has stated that it intends to finance the Project as follows:

Source	Amount (M GBP)
Own funds	315.351
Credit from the Bank	130
TOTAL	445.351

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrower has requested from the Bank a credit of GBP 130,000,000 (one hundred and thirty million pounds sterling).

(4)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrower's request by providing to it a credit in an amount of GBP 130,000,000 (one hundred and thirty million pounds sterling) under this Finance Contract (the "Contract"); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)
The Board of Directors of the Borrower has authorised the borrowing of the sum of GBP 130,000,000 (one hundred and thirty million pounds sterling) represented by this credit on the terms and conditions set out in this Contract by a resolution in the terms set out in Annex I and it has been duly certified in the form set out in Annex II that such borrowing is within the corporate powers of the Borrower and does not exceed any borrowing or similar limit binding upon the Borrower.

(6)
The financial obligations of the Borrower under this Contract are from the date of this Contract to be guaranteed by Northern Powergrid Holdings Company (the "Guarantor") under a guarantee and indemnity (the "Guarantee") by execution of a guarantee and indemnity agreement dated on or about the date hereof in form and substance satisfactory to the Bank (the "Guarantee Agreement"). The Guarantee Agreement may be replaced by alternative security from time to time in accordance with the terms of this Contract.

(7)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant EU policies.

(8)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances and has therefore established its transparency policy, the purpose of which is to enhance the accountability of the EIB Group towards its stakeholders and the citizens of the European Union in general.

(9)
The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the EC institutions and bodies and on the free movement of such data.

(10)
The Bank has entered on or about the date of this Contract into a finance contract with Northern Powergrid (Northeast) Limited, a Subsidiary of the Guarantor to finance refurbishing, upgrading and reinforcing the distribution electricity network of Northern Powergrid (Northeast) Limited in North East (the "Northeast Finance Contract").

(11)	In this Contract:
"Acceptable Security" means security for the Loan in the form of:

(a)	the Guarantee from the Guarantor;

(b)	a guarantee on terms and from a bank acceptable to the Bank;

(c)	cash collateral; or

(d)	other security acceptable to the Bank.
"Acceptable Security Event" means any of the following events, circumstances or occurrences:

(a)
an Acceptable Security Provider fails to pay any amount payable under the relevant Acceptable Security Document on or before its due date unless the non-payment is due to a technical or administrative error or disruption to a payment system and is cured within 3 (three) Business Days;

(b)	any representation or statement made or deemed to be made by an Acceptable Security Provider in an Acceptable Security Document is or proves to have been incorrect or misleading in any respect;

(c)
any representation or statement made or deemed to be made by an Acceptable Security Provider in connection with the negotiation of an Acceptable Security Document or any other information or document given to the Bank by or on behalf of an Acceptable Security Provider is or proves to have been incorrect or misleading in any material respect;

(d)
following any default in relation thereto, an Acceptable Security Provider is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity any other Financial Indebtedness or any commitment for any other Financial Indebtedness is cancelled or suspended, provided that no Acceptable Security Event shall occur under this paragraph (d) if the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness is less than GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies;

(e)
an Acceptable Security Provider is unable to pay its debts as they fall due or is deemed unable to pay its debts within the meaning of Section 123(1) or 123(2) of the Insolvency Act 1986 or any statutory modification or re-enactment thereof (whether or not a court of justice has so determined), or admits its inability to pay its debts as they fall due, or suspends its debts, or makes or, without the prior written agreement of the Bank, seeks to make a composition with its creditors or by reason of actual or anticipated financial difficulties commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any indebtedness of an Acceptable Security Provider;

(f)	any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for:
(i)the winding up of an Acceptable Security Provider;

(ii)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Acceptable Security Provider;

(iii)	a composition, compromise, assignment or arrangement with any creditor of an Acceptable Security Provider;

(iv)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Acceptable Security Provider or of any of its assets; or
(v)the enforcement of any Security over assets of an Acceptable Security Provider, or any analogous procedure or step is taken in any jurisdiction, provided that no Acceptable Security Event shall occur under this paragraph (f) in respect of any frivolous or vexatious winding-up petition brought by a third party (other than the Guarantor or any of its Subsidiaries) which is discharged within 14 (fourteen) days of commencement or, if earlier, the date on which it is advertised;

(g)
an Acceptable Security Provider takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on (or threatens to suspend or cease to carry on) the whole or any substantial part of its business or activities;

(h)
an encumbrancer takes possession of, or a receiver, liquidator, administrator, compulsory manager, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of an Acceptable Security Provider having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies and, in the case of any of the foregoing, the same is not discharged within 14 (fourteen) days or if the Acceptable Security Provider petitions for the appointment of such an officer;

(i)
any step is taken by any person with a view to the seizure, attachment, sequestration, distress, compulsory acquisition, expropriation, execution or nationalisation of all or any of the shares, or all or any material part of the assets of an Acceptable Security Provider having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies;

(j)
by or under the authority of any Governmental Authority, the management of an Acceptable Security Provider is wholly or substantially displaced or the authority of an Acceptable Security Provider in the conduct of its business is wholly or substantially curtailed;

(k)	an Acceptable Security Provider defaults in the performance of any obligation in respect of any other loan or financial instrument granted by the Bank or to the Bank;

(l)
any distress, attachment, execution, sequestration or other process is levied or enforced upon the property of an Acceptable Security Provider having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies and is not discharged within 14 (fourteen) days;

(m)
any material Authorisation issued to an Acceptable Security Provider is subject to notice of revocation by the competent Governmental Authority or an Acceptable Security Provider agrees to any revocation or surrender of such material Authorisation;

(n)
it is or becomes unlawful for an Acceptable Security Provider to perform any of its obligations under an Acceptable Security Document or an Acceptable Security Document is not effective in accordance with its terms or is alleged by an Acceptable Security Provider to be ineffective in accordance with its terms or an Acceptable Security Provider evidences an intention to repudiate an Acceptable Security Document;

(o)
an Acceptable Security Provider fails to comply with any obligation under an Acceptable Security Document (not being an obligation otherwise referred to in any other paragraph of this definition of Acceptable Security Event) unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 15 (fifteen) days of the earlier of (i) the Bank giving notice to the Acceptable Security Provider or (ii) the Acceptable Security Provider or the Borrower becoming aware of the non-compliance.

"Acceptable Security Document" means the Guarantee Agreement or any other document evidencing Acceptable Security.
"Acceptable Security Provider" means the Guarantor or any other provider of Acceptable Security.
"Acceptance Deadline" for a notice means:
(a)    16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or
(b)    11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.
"Authorisation" means any authorisation, consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, resolution, authority or exemption and any corporate, creditors' and shareholders' approval or consent.
"Authority" means the Gas and Electricity Markets Authority, operating through OFGEM, and any successors thereto.
"Bonds" means the GBP 200,000,000 5.125% per cent. Guaranteed Bonds due 2035 issued by the Borrower.

"Borrower Material Adverse Change" means, in relation to the Borrower or any other member of the Group, any event or change of condition, as compared with the condition as at the date of this Contract, affecting the Borrower or its Group as a whole, which: (1) materially impairs the ability of the Borrower to perform its financial obligations under this Contract or to comply with any of the financial ratios set out in Article 6.13 or 6.14 of this Contract; or (2) materially impairs the business or financial condition of the Borrower or its Group as a whole.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
"Calculation Date" has the meaning given to it in Article 6.14C.
"Cash Equivalents" has the meaning given to it in Article 6.14C.
"Change-of-Control Event" has the meaning given to it in Article 4.03A(3).
"Change-of-Law Event" has the meaning given to it in Article 4.03A(4).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
"Competition Act" means the Competition Act 1998.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule C.3.
"Compulsory Prepayment Event" means any circumstance, event or occurrence which constitutes or which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a prepayment event under Article 4.03A.
"Consent Letter" means the letter dated 6 August 2004 from the Gas and Electricity Markets Authority to the Borrower.
"Consolidated EBIT" has the meaning given to it in Article 6.14C.
"Consolidated Net Finance Charges" has the meaning given to it in Article 6.14C.
"Consolidated Senior Total Net Debt" has the meaning given to it in Article 6.14C.
"Contract" has the meaning given to it in Recital (4).
"Credit" has the meaning given to it in Article 1.01.
"Credit Facility" has the meaning given to it in Article 7.04(a).
“Criminal Offence” means any of the following criminal offences as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering, financing of terrorism (each as defined in the Bank’s Anti-Fraud Policy dated 17 September 2013).
"Cross Default Obligation" means a term of any agreement or arrangement under which the Borrower’s liability to pay or repay any debt or other sum arises or is increased or accelerated or is capable of arising or of increasing or of being accelerated, because of a default (however it may be described or defined) by any person other than the Borrower, unless:
(a) that liability can arise only as the result of a default by a Subsidiary of the Borrower;
(b) the Borrower holds a majority of the voting shares in that Subsidiary and has the right to appoint or remove a majority of its board of directors; and
(c) that Subsidiary carries on business only for a purpose within sub-paragraph (a) or (b) of the definition of "Permitted Purpose" set out in Standard Condition 1 of the Licence.
"Default" means any Event of Default or any event, circumstance or occurrence which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.
“Deferment Indemnity” means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:

-	the interest rate excluding the Margin that would have been applicable to such amount had it been disbursed to the Borrower on the Scheduled Disbursement Date exceeds
-    LIBOR (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.

Such indemnity shall accrue on a daily basis from the Scheduled Disbursement Date to the Disbursement Date or, as the case may be, until the date of cancellation of the Notified Tranche in accordance with this Contract.
“Disbursement Date” means the date on which actual disbursement of a Tranche is made by the Bank.
"Disbursement Notice" means a notice from the Bank to the Borrower pursuant to and in accordance with Article 1.02C.
"Disbursement Request" means a notice substantially in the form set out in Schedule C.1.
“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Borrower, preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
“EIB Group” means Bank and the European Investment Fund.
"Electricity Act" means the Electricity Act 1989, as amended by the Utilities Act 2000, the Enterprise Act 2002 and the Energy Act 2004, the Energy Act 2008, the Energy Act 2010, the Energy Act 2011,the Enterprise and Regulatory Reform Act 2013 and the Infrastructure Act 2015 or as otherwise amended from time to time.
"Energy Act" means the Energy Act 2004, as amended by the Energy Act 2008, the Energy Act 2011 and the Enterprise and Regulatory Reform Act 2013, or as otherwise amended from time to time
"Energy Administration Order" means an order made pursuant to Chapter 3 of Part 3 of the Energy Act, as amended by the Energy Act 2011 and the Enterprise and Regulatory Reform Act 2013.
"Enforcement Order" means a Final Order or a Provisional Order.
"Enterprise Act" means the United Kingdom Enterprise Act 2002.
"Environment" means the following, in so far as they affect human health and social well-being:
(a) fauna and flora;
(b) soil, water, air, climate and the landscape; and
(c) cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety
“Environmental Approval” means any Authorisation required by Environmental Law.
"Environmental Claim" means any claim, proceeding or formal notice by any person in respect of any Environmental Law.
"Environmental Impact Assessment" or “EIA” has the meaning given to it in the relevant Environmental Law.
"Environmental Law" means EU law and national laws and regulations applicable in the United Kingdom, as well as applicable international treaties, of which a principal objective is the preservation, protection or improvement of the Environment.
"EUR" or "euro" means the lawful currency for the time being of the Participating Member States.
"Event of Default" means any one of the circumstances, events or occurrences specified in Article 10.01.
”Existing Bond Documentation” means the terms and conditions of the following bonds:
(a) the Bonds;

(b) the GBP 150,000,000 5.125% Guaranteed Bonds due 2035 issued by Northern Electric Finance plc on 5 May 2005; and
(c) the GBP 200,00,000 7.25% Bonds due 2022 issued by the Guarantor on 15 December 1997.
“FATCA” means:
(a) Sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.
"Final Availability Date" means the date which is 12 (twelve) months after the date of this Contract.
"Final Order" means a final order, as defined in section 25 of the Electricity Act.
"Final Determination" has the meaning given to it in Article 6.14C.
"Financial Indebtedness" means, at any time, any obligation of such person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money in respect of:
(a)    moneys borrowed;
(b)        any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)    any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)    the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;
(e)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis) and any bill discounting or factoring facilities;
(f)    the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;
(g)    leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or financing the acquisition of that asset;
(h)    any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or raising money;
(i)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(j)    any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;
(k)    any amount raised by the issue of redeemable shares which are by their terms capable of redemption before the 31 December 2036 in the case of a Tranche being repaid in instalments or 31 December 2028 in the case of a Tranche being repaid by a single instalment; and (without double counting) the amount of any liability in respect of any guarantee or indemnity in respect of any of the items referred to in paragraphs (a) to (k) above.
"First Currency" has the meaning given to it in Article 9.03(a).
"Fixed Rate" means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.

"Fixed Rate Notified Tranche" means a Notified Tranche which is a Fixed Rate Tranche.
"Fixed Rate Tranche" means a Tranche on which Fixed Rate is applied.
"Floating Rate" means a fixed-spread floating interest rate, that is to say an annual interest rate equal to LIBOR plus the Spread, determined by the Bank for each successive Floating Rate Reference Period.
"Floating Rate Notified Tranche" means a Notified Tranche which is a Floating Rate Tranche.
"Floating Rate Reference Period" means each period from one Payment Date to the next relevant Payment Date and the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
"Floating Rate Tranche" means a Tranche on which Floating Rate is applied.
"GBP" means pounds sterling, the lawful currency for the time being of the United Kingdom.
"GIC" has the meaning given to it in Article 6.14C.
"Governmental Authority" means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies and including, for the avoidance of doubt, the Authority), and all officials, agents and representatives of each of the foregoing.
"Group" means the Borrower and the Borrower's Subsidiaries (if any) from time to time.
"Guarantee" has the meaning given to it in Recital (6).
"Guarantee Agreement" has the meaning given to it in Recital (6).
"Guarantor" has the meaning given to it in Recital (6).
"Guarantor Group" means the Guarantor and the Guarantor's Subsidiaries from time to time.
"IFRS" means the international accounting standards within the meaning of IAS Regulation 1606/2002.
"Incorporated Provision" has the meaning given to it in Article 7.04(a).
"Indemnifiable Prepayment Event" means a prepayment event under Article 4.03A other than paragraphs 4.03A(2) and 4.03A(5).
"Interest Cover" has the meaning given to it in Article 6.14C.
"Interest Revision/Conversion" means the determination of new financial conditions relative to the interest rate, specifically the same interest rate basis ("revision") or a different interest rate basis ("conversion") which can be offered for the remaining term of a Tranche or until a next Interest Revision/Conversion Date, if any, for an amount which, at the proposed Interest Revision/Conversion Date, is not less than GBP 10,000,000 (ten million pounds sterling).
"Interest Revision/Conversion Date" means the date, being a Payment Date, specified by the Bank pursuant to Article 1.02C in the Disbursement Notice or pursuant to Article 3 and Schedule D.
"Interest Revision/Conversion Proposal" means a proposal made by the Bank under Schedule D.
"Interest Revision/Conversion Request" means a written notice from the Borrower, delivered at least 75 (seventy-five) days before an Interest Revision/Conversion Date, requesting the Bank to submit to it an Interest Revision/Conversion Proposal. The Interest Revision/Conversion Request shall also specify:
(a)    Payment Dates chosen in accordance with the provisions of Article 3.01;
(b)    the preferred repayment schedule chosen in accordance with Article 4.01; and
(c)    any further Interest Revision/Conversion Date chosen in accordance with Article 3.01.
"LIBOR" has the meaning given to it in Schedule B.
"Licence" means the distribution licence granted to the Borrower under Section 6(1)(c) of the Electricity Act with respect to the distribution of electricity in the distribution service area as such area is defined in such licence, as such licence may be amended or replaced from time to time.
"Loan" means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.

"Margin" means the component of the rate of interest quantified in Article 3.01.
“Market Disruption Event” means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank’s access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at Floating Rate:
(A) the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;
or
(B) the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.
"Material Adverse Change" means (a) in relation to the Borrower, a Borrower Material Adverse Change; and (b) in relation to the Guarantor or any other member of the Guarantor Group, any event or change of condition, as compared with the condition as at the date of this Contract, affecting the Guarantor or the Guarantor Group, which: (1) materially impairs the ability of the Guarantor to perform its financial obligations under the Guarantee Agreement or to comply with any of the financial ratios set out in Article 6.01, 6.02 or 6.03 of the Guarantee Agreement; or (2) materially impairs the business or financial condition of the Guarantor or of the Guarantor Group as a whole.
"Maturity Date" means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv) or Article 4.01B.
"Moody's" means Moody's Investors Service, Inc. or its successor.
"More Favourable Provision" has the meaning given to it in Article 7.04(a).
“Non-Technical Summary” has the meaning given to it in the relevant Environmental Law.
Northeast Finance Contract" has the meaning given to it in Recital (10).
"Notified Tranche" means a Tranche in respect of which the Bank has issued a Disbursement Notice.
"OFGEM" means the Office of Gas and Electricity Markets.
"Original Financial Statements" means the audited financial statements of the Borrower for the financial year ended 31 December 2014.
“Overdraft Agreement” means the overdraft letter between the Borrower and Lloyds TSB Bank plc dated 23 July 2013 as amended from time to time.
"Participating Member States" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Payment Date" means the annual, semi-annual or quarterly dates specified in the Disbursement Notice until the Interest Revision/Conversion Date, if any, or the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)
for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01 except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to the single instalment and last interest payment and only in this case with adjustment to the interest due under Article 3.01; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01.

"Permitted Financial Indebtedness" means:

(a)	Financial Indebtedness of the Borrower under the Bonds in an amount of GBP 200,000,000 (two hundred million pounds sterling);

(b)	Financial Indebtedness of the Borrower outstanding on 30 June 2015 and not otherwise referred to in the definition of "Permitted Financial Indebtedness";

(c)	Financial Indebtedness of the Borrower pursuant to the Revolving Facility Agreement;

(d)	Financial Indebtedness of the Borrower pursuant to the Overdraft Agreement;

(e)	Financial Indebtedness owed by one member of the Group to another member of the Group;

(f)	Financial Indebtedness owed to the Bank;

(g)	Financial Indebtedness which is subordinated to the Loan on terms satisfactory in form and substance to the Bank; and

(h)
Financial Indebtedness of the Borrower from time to time which does not exceed an aggregate amount of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies.

"Prepayment Amount" means the amount of a Tranche to be prepaid by the Borrower in accordance with Article 4.02A.
"Prepayment Date" means the date, which shall be a Payment Date, on which the Borrower proposes to effect prepayment of a Prepayment Amount.
“Prepayment Indemnity” means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to the Borrower as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)
the interest excluding the Margin that would accrue thereafter on the Prepayment Amount over the period from the Prepayment Date to the Interest Revision/Conversion Date, if any, or the Maturity Date, if it were not prepaid; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 4.02C.
“Prepayment Request” means a written request from the Borrower to the Bank to prepay all or part of the Loan, in accordance with Article 4.02A.
"Project" has the meaning given to it in Recital (1).
"Project Completion Report" means the information that the Borrower is obliged to deliver to the Bank in accordance with paragraph 4 of Schedule A.2.
“Promoter” means the Guarantor.
"Provisional Order" means a provisional order, as defined in section 25 of the Electricity Act.
"Quasi-Security" has the meaning given to it in Article 7.02(c).
"Rating Agency" has the meaning given to it in Article 6.14C.
"RAV" has the meaning given to it in Article 6.14C.
"Redeployment Rate" means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Interest Revision/Conversion Date, if any, or the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made.. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is LIBOR minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months respectively, the bid point on the swap rates as published by Reuters for the related currency and observed by the Bank at the time of calculation will apply.
"Regulated Asset Value" has the meaning given to it in Article 6.14C.
"Relevant Business Day" means a day on which banks are open for general business in London.
"Relevant Interbank Rate" means LIBOR for an amount denominated in GBP.
"Relevant Period" has the meaning given to it in Article 6.14C.

"Revolving Facility Agreement" means the GBP 150,000,000 Multicurrency Revolving Facility Agreement dated 20 August 2012 as amended and restated on 30 April 2015 entered into between the Guarantor, the Borrower, Northern Powergrid (Northeast) Ltd, Abbey National Treasury Services plc, Lloyds Bank plc and The Royal Bank of Scotland plc.
"Scheduled Disbursement Date" means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02C.
"Second Currency" has the meaning given to it in Article 9.03(a).
"Security" and "Security Interest" means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
"Spread" means the fixed spread to LIBOR (being either plus or minus) determined by the Bank including the Margin and notified to the Borrower in the relevant Disbursement Notice or Interest Revision/Conversion Proposal.
"S&P" means Standard and Poor’s Ratings Group or its successor.
"Subsidiary":

(a)	for the purposes of the definition of Cross Default Obligation, has the meaning given to such term in the Licence of the Borrower; and

(b)
for all other purposes, means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 and in interpreting that provision for the purposes of this Contract, an undertaking is to be treated as a subsidiary undertaking even if its shares are registered in the name of (i) a nominee, or (ii) any party holding Security over those shares, or that secured party’s nominee.

"Sum" has the meaning given to it in Article 9.03(a).
"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
"Technical Description" has the meaning given to it in Recital (1).
"Term Loan" has the meaning given to it in Article 4.03A(2).
"Tranche" means each disbursement made or to be made under this Contract. In case no Disbursement Notice has been delivered, Tranche shall mean a Tranche as requested under Article 1.02B.
"USD" means the lawful currency for the time being of the United States of America.
In this Contract:

(a)	references to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to, this Contract;

(b)	unless the context otherwise requires, words denoting the singular include the plural and vice versa;

(c)
a reference (i) to an amendment or to an agreement being amended includes a supplement, variation, assignment, novation, restatement or re-enactment, and (ii) to an agreement shall be construed as a reference to such agreement as it may be amended, supplemented or restated from time to time;

(d)	the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Contract;

(e)
any reference to "law" means any law (including, any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law;

(f)	any reference to a provision of law, is a reference to that provision as from time to time amended or re-enacted;

(g)
a reference to a "person" includes any person, natural or juridical entity, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing and references to a "person" include its successors in title, permitted transferees and permitted assigns;

(h)	"including" and "include" shall be deemed to be followed by "without limitation" where not so followed;

(i)	a Default is "continuing" if it has not been remedied or waived in writing by the Bank; and

(j)	a reference to "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

NOW THEREFORE it is hereby agreed as follows:

ARTICLE 1
Credit and disbursement

1.01    Amount of Credit
By this Contract the Bank establishes in favour of the Borrower, and the Borrower accepts, the credit in an amount of GBP 130,000,000 (one hundred and thirty million pounds sterling) for the financing of the Project (the "Credit").
1.02     Disbursement procedure
1.02A    Tranches
The Bank shall disburse the Credit in up to 5 (five) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of GBP 10,000,000 (ten million pounds sterling).
1.02B    Disbursement Request

(a)
From time to time up to 15 (fifteen) days before the Final Availability Date, the Borrower may present to the Bank a Disbursement Request for the disbursement of a Tranche. The Disbursement Request shall specify:

(i)	the amount and currency (being GBP) of the Tranche;

(ii)
the preferred disbursement date for the Tranche, which shall be a Relevant Business Day falling at least 15 (fifteen) days after the date of the Disbursement Request and, in any event, on or before the Final Availability Date, it being understood that notwithstanding the Final Availability Date the Bank may disburse the Tranche up to 4 (four) calendar months from the date of the Disbursement Request;

(iii)	whether the Tranche is a Fixed Rate Tranche or a Floating Rate Tranche, each pursuant to the relevant provisions of Article 3.01;

(iv)	the preferred interest payment periodicity for the Tranche, chosen in accordance with Article 3.01;

(v)	the preferred terms for repayment of principal for the Tranche, chosen in accordance with Article 4.01;

(vi)	the preferred first and last dates for repayment of principal for the Tranche;

(vii)	the Borrower’s choice of Interest Revision/Conversion Date, if any, for the Tranche; and

(viii)	the IBAN code (or appropriate format in line with local banking practice) and SWIFT BIC of the bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D.

(b)
The Borrower may also at its discretion specify in the Disbursement Request the following respective elements, if any, as provided by the Bank on an indicative basis and without commitment, to be applicable to the Tranche, that is to say:

(i)	in the case of a Fixed Rate Tranche, the fixed interest rate previously quoted by the Bank; and

(ii)	in the case of a Floating Rate Tranche, the aforementioned spread previously quoted by the Bank, applicable until the Maturity Date or until the Interest Revision/Conversion Date,if any.

(c)	Each Disbursement Request shall be accompanied by evidence of the authority of the person or persons authorised to sign it and the specimen signature of such person or persons.

(d)	Subject to Article 1.02C(b), each Disbursement Request is irrevocable.
1.02C    Disbursement Notice

(a)
Not less than 10 (ten) days before the proposed Scheduled Disbursement Date of a Tranche the Bank shall, if the Disbursement Request conforms to this Article 1.02, deliver to the Borrower a Disbursement Notice which shall specify:

(i)	the currency and amount of the Tranche;

(ii)	the Scheduled Disbursement Date;

(iii)	the interest rate basis for the Tranche, being: (i) a Fixed Rate Tranche; or (ii) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01;

(iv)	the first interest Payment Date and the periodicity for the payment of interest for the Tranche;

(v)	the terms for repayment of principal for the Tranche;

(vi)	the first and last dates for repayment of principal for the Tranche;
(vii) the applicable Payment Dates for the Tranche;
(viii) the Interest Revision/Conversion Date, if requested by the Borrower, for the Tranche; and

(ix)	for a Fixed Rate Tranche the fixed interest rate and for a Floating Rate Tranche the Spread applicable to the Tranche until the Interest Revision/Conversion Date, if any or until the Maturity Date.

(b)
If one or more of the elements specified in the Disbursement Notice does not reflect the corresponding element, if any, in the Disbursement Request, the Borrower may following receipt of the Disbursement Notice revoke the Disbursement Request by written notice to the Bank to be received no later than 12h00 Luxembourg time on the next Business Day and thereupon the Disbursement Request and the Disbursement Notice shall be of no effect. If the Borrower has not revoked in writing the Disbursement Request within such period, the Borrower will be deemed to have accepted all elements specified in the Disbursement Notice.

(c)
If the Borrower has presented to the Bank a Disbursement Request in which the Borrower has not specified the elements referred to in Article 1.02B(b), the Borrower will be deemed to have agreed in advance to the corresponding element as subsequently specified in the Disbursement Notice.

1.02D    Disbursement Account
Disbursement shall be made to the account of the Borrower as the Borrower shall notify in writing to the Bank not later than 15 (fifteen) days before the Scheduled Disbursement Date (with IBAN code or with the appropriate format in line with local banking practice).
Only one account may be specified for each Tranche.
1.03    Currency of disbursement
The Bank shall disburse each Tranche in GBP.
1.04    Conditions of disbursement
1.04A    First Tranche
The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date, of the following documents or evidence:

(a)	a certified copy of the Borrower’s constitutional documents and of the Licence;

(b)
evidence satisfactory to the Bank that the execution of this Contract by the Borrower has been duly authorised and that the person or persons signing the Contract on behalf of the Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;

(c)	evidence that the Borrower has obtained all necessary Authorisations required in connection with entering into and delivering this Contract;

(d)	if required by the Bank, evidence that the Borrower has obtained all necessary Authorisations required in connection with the Project;

(e)	the duly executed Guarantee Agreement, in form and substance satisfactory to the Bank;

(f)
evidence satisfactory to the Bank that the execution of the Guarantee Agreement by the Guarantor has been duly authorised and that the person or persons signing the Guarantee Agreement on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons;

(g)	evidence that the Guarantor has obtained all necessary Authorisations required in connection with entering into and delivering the Guarantee Agreement;

(h)	evidence that the fees, costs and expenses then due from the Borrower have been paid, including those payable pursuant to Article 9 of this Contract, if applicable;

(i)
an external legal opinion issued by Slaughter and May English law legal counsel to the Borrower, confirming the due capacity and authority of, and due execution of this Contract and the Guarantee Agreement by, the relevant obligor, as well as non-violation of the License in relation to this Contract and the Guarantee Agreement;

(j)	a certified copy of the Revolving Facility Agreement; and

(k)	a certified copy of the Consent Letter.
1.04B    All Tranches
The disbursement of each Tranche under Article 1.02, including the first, is conditional upon:

(a)
receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)
a certificate from the Borrower in the form of Schedule C.2, such certificate to be signed by two directors of the Borrower (or, failing that, by one director of the Borrower and the finance director or the treasurer or the investor reporting manager or the financial controller or the company secretary of the Borrower) and to be dated no earlier than the date falling 15 (fifteen) days before the Scheduled Disbursement Date;

(ii)
a copy of any other Authorisation or other document, opinion or assurance which the Bank has notified the Borrower is necessary or desirable in connection with (1) the entry into and performance of, and the transactions contemplated by, this Contract or the Guarantee or the validity and enforceability of the same or (2) the Project; and

(b)	that on the Scheduled Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.15 are correct in all respects;

(ii)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived or would result from the proposed Tranche; and

(iii)	no event referred to in Article 1.06B(a)(iv) has occurred and is continuing unremedied or unwaived.
1.05    Deferment of disbursement
1.05A    Grounds for deferment
Upon the written request of the Borrower, the Bank shall defer the disbursement of any Notified Tranche in whole or in part to a date specified by the Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 days prior to the first repayment date of the Tranche indicated in the Disbursement Notice. In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.
Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.
If for a Notified Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date (or the date expected for disbursement in case of a previous deferment), , disbursement will be deferred to a date agreed between the Bank and the Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, the Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.
1.05B    Cancellation of disbursement deferred by 6 (six) months
The Bank may, by notice in writing to the Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.
1.06    Cancellation and suspension
1.06A    Borrower’s right to cancel

The Borrower may at any time by notice in writing to the Bank cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of (i) a Notified Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice or (ii) a Tranche in respect of which a Disbursement Request has been submitted but no Disbursement Notice has been issued..
1.06B    Bank’s right to suspend and cancel

(a)	The Bank may, by notice in writing to the Borrower, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect:

(i)	if a Default or a Compulsory Prepayment Event has occurred and is continuing;

(ii)	if, in the opinion of the Bank, a Material Adverse Change has occurred and is continuing;

(iii)	if a Market Disruption Event has occurred and is continuing; or

(iv)
if the Credit (as such term is defined in the Northeast Finance Contract) or any part thereof is suspended and/or cancelled or if a Default or a Compulsory Prepayment Event (as such terms are defined in the Northeast Finance Contract) occurs under the Northeast Finance Contract.

(b)	Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.
1.06C    Indemnity for suspension and cancellation of a Tranche
1.06C(1) SUSPENSION
If the Bank suspends a Notified Tranche, whether upon an Indemnifiable Prepayment Event or an Event of Default, the Borrower shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.
1.06C(2) CANCELLATION
If, pursuant to Article 1.06A, the Borrower cancels:

(a)	a Fixed Rate Notified Tranche, it shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate Notified Tranche or any part of the Credit other than a Notified Tranche, no indemnity is payable.
If the Bank cancels

(i)
a Fixed Rate Notified Tranche upon an Indemnifiable Prepayment Event or pursuant to Article 1.05B or pursuant to Article 1.06B(a) (ii) and (iv), the Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	a Notified Tranche upon a Default, the Borrower shall indemnify the Bank under Article 10.03.
Save in these cases, no indemnity is payable upon cancellation of a Tranche by the Bank.
The indemnity shall be calculated as if the cancelled amount had been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.
1.07    Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Request has been made in accordance with Article 1.02B shall be automatically cancelled, without any notice being served by the Bank to the Borrower and without liability arising on the part of either party.
1.08    Appraisal fee
The Borrower shall pay to the Bank an appraisal fee in an amount of GBP 130,000 (one hundred and thirty thousand pounds sterling) for the establishment of the Credit under this Contract. Such appraisal fee shall be payable as follows:

(a)	upon separate request of the Borrower to be made together with the Disbursement Request, it shall be deducted by the Bank from the amount to be disbursed under the first Tranche;

(b)	by the Borrower to the Bank on the Scheduled Disbursement Date of the first Tranche;

(c)
if the Borrower communicates to the Bank that it wishes to cancel the Credit without a Disbursement Request having been submitted by the Borrower, within 30 (thirty) days of such notice of cancellation; or

(d)	if the Borrower fails to make a valid Disbursement Request before or by the Final Availability Date, within 30 (thirty) days of the Final Availability Date.
The amount due to the Bank under paragraphs (b) to (d) above shall be payable in GBP and shall be paid to the account indicated by the Bank to the Borrower.
The amount due to the Bank and deducted from the first Tranche upon the request of the Borrower under paragraph (a) above shall be considered as having been duly paid by the Borrower to the Bank on the Scheduled Disbursement Date of the first Tranche. For the purposes of Article 2.01, such amount shall also be considered as having been disbursed by the Bank.
1.09    Sums due under Article 1
Sums due under Articles 1.05 and 1.06 shall be payable in GBP. They shall be payable within 7 (seven) days of the Borrower’s receipt of the Bank’s demand or within any longer period specified in the Bank's demand.

ARTICLE 2
The Loan

2.01    Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.
2.02    Currency of repayment, interest and other charges
Interest, repayments and other charges payable in respect of each Tranche shall be made by the Borrower in the currency in which the Tranche is disbursed.
Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.
2.03    Confirmation by the Bank
Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the Disbursement Date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

ARTICLE 3
Interest

3.01    Rate of interest
For the purposes of this Contract "Margin" means twenty six basis points (0.26%) per annum.
Fixed Rates and Spreads are available for periods of not less than 4 (four) years or, in the absence of a repayment of principal during this period, not less than 3 (three) years.
3.01A    Fixed Rate Tranches
The Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrears on the relevant Payment Dates, as specified in the Disbursement Notice, commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.01(a).
3.01B    Floating Rate Tranches

The Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates, as specified in the Disbursement Notice commencing on the first such Payment Date following the Disbursement Date of the Tranche. If the period from the Disbursement Date to the first Payment Date is 15 days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
The Bank shall notify the Floating Rate to the Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.
If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had taken place on the Scheduled Disbursement Date but interest shall only accrue from the Disbursement Date.
Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). If the Floating Rate for any Floating Rate Reference Period is below zero it will be set at zero.
3.01C    Revision or Conversion of Tranches
Where the Borrower exercises an option to revise or convert the interest rate basis of a Tranche, it shall, from the effective Interest Revision/Conversion Date (in accordance with the procedure set out in Schedule D) pay interest at a rate determined in accordance with the provisions of Schedule D.
3.02    Interest on overdue sums
Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any overdue sum payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(i) for overdue sums related to Floating Rate Tranches, the applicable Floating Rate plus 2% (200 basis points);
(ii) for overdue sums related to Fixed Rate Tranches, the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) the Relevant Interbank Rate plus 2% (200 basis points); (iii) for overdue sums other than under (i) or (ii) above, the Relevant Interbank Rate plus 2% (200 basis points)

and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.

If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.03     Market Disruption Event
If at any time (i) from the issuance by the Bank of the Disbursement Notice in respect of a Tranche, and (ii) until the date falling thirty (30) calendar days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify to the Borrower that this clause has come into effect. In such case, the rate of interest applicable to such Notified Tranche until the Maturity Date or the Interest Revision/Conversion Date if any, shall be the percentage rate per annum which is the sum of:
- the Margin and
- the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank. The Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification (any such deadline to be reasonable in the circumstances) and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

In each case the Spread or Fixed Rate previously notified by the Bank in the Disbursement Notice shall no longer be applicable.

ARTICLE 4
Repayment

4.01    Normal repayment
4.01A    Repayment by instalments

(a)
The Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Notice in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)
in the case of a Fixed Rate Tranche without an Interest Revision/Conversion Date, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments of principal and interest;

(ii)
in the case of a Fixed Rate Tranche with an Interest Revision/Conversion Date or a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal; and

(iii)
the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the 4th (fourth) anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 20 (twenty) years from the Scheduled Disbursement Date.

4.01B    Single instalment
Alternatively, the Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Notice, being a date falling not less than 3 (three) years or more than 12 (twelve) years from the Scheduled Disbursement Date.
4.02    Voluntary prepayment
4.02A    Prepayment option
Subject to Articles 4.02B, 4.02C and 4.04, the Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request with at least 1 (one) month's prior notice specifying (i) the Prepayment Amount,(ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment Amount in line with Article 5.05(c)(i) and (iv) the contract number (“FI nr”) mentioned on the cover page of this Contract.
Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.
4.02B    Prepayment indemnity
4.02B(1) FIXED RATE TRANCHE

(a)
Subject to paragraph (b) below, if the Borrower prepays a Fixed Rate Tranche, the Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity in respect of the Fixed Tranche which is being prepaid.

(b)
Unless the Borrower has accepted in writing a Fixed Rate in respect of an Interest Revision/Conversion Proposal pursuant to Schedule D, the Borrower may prepay a Fixed Rate Tranche without indemnity on the Interest Revision/Conversion Date in the event of the non-fulfilment of an Interest Revision/Conversion pursuant to Schedule D.

4.02B(2) FLOATING RATE TRANCHE
The Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date. If the Borrower has accepted an Interest Revision/Conversion Proposal to convert a Floating Rate Tranche to a Fixed Rate Tranche pursuant to Schedule D, then Article 4.02B(1) applies.
4.02C    Prepayment mechanics
Upon presentation by the Borrower to the Bank of a Prepayment Request, the Bank shall issue a Prepayment Notice to the Borrower, not later than 15 (fifteen) days prior to the Prepayment Date. The Prepayment Notice shall specify the Prepayment Amount, the accrued interest due thereon, the Prepayment Indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, the method of application of the Prepayment Amount and the Acceptance Deadline,.
If the Borrower accepts the Prepayment Notice by the Acceptance Deadline, it shall effect the prepayment. In any other case, the Borrower may not effect the prepayment.
The Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount, as specified in the Prepayment Notice

4.03    Compulsory prepayment
4.03A Grounds for prepayment
4.03A(1) PROJECT COST REDUCTION
If the total cost of the Project should be reduced from the figure stated in Recital (2) to a level at which the aggregate of (i) the amount of the Credit remaining available for disbursement and (ii) the Loan exceeds 50% (fifty per cent) of such cost, the Bank may, by notice to the Borrower, cancel the Credit and/or demand prepayment of the Loan in an amount not exceeding the amount required to ensure that the aggregate of (i) the Credit remaining available for disbursement and (ii) the Loan does not exceed 50% (fifty per cent) of the total cost of the Project as so reduced.
4.03A(2) PARI PASSU TO ANOTHER TERM LOAN
If the Borrower (or any other member of the Group) voluntarily prepays a part or the whole of any other loan originally granted to it for a term of more than 3 (three) years (a "Term Loan") otherwise than out of the proceeds of a loan having a term at least equal to the unexpired term of the Term Loan prepaid, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, in such proportion as the prepaid amount of the Term Loan bears to the aggregate outstanding amount of all Term Loans.
The Bank shall address its notice to the Borrower within 30 (thirty) days of receipt of the relevant notice under Article 8.02(c)(iii).
For the purposes of this Article:

(a)	"loan" includes any loan, bond or other form of financial indebtedness or any obligation for the payment or repayment of money; and

(b)	"Term Loan" excludes a loan from the Guarantor or any member of the Guarantor Group to the Borrower or to any member of the Group.
4.03A(3)    CHANGE OF CONTROL
The Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred or is reasonably likely to occur. In such case, or if the Bank has reasonable cause to believe that a Change-of-Control Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the expiry of 30 (thirty) days from the date of such request for consultation; or (b) the occurrence of the anticipated Change-of-Control Event, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued and outstanding under this Contract. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, a "Change-of-Control Event" occurs if:

(a)
any of the Guarantor or Berkshire Hathaway Energy Company ceases to be the beneficial owner directly or indirectly through wholly owned subsidiaries of the entire issued share capital of the Borrower; or

(b)	Berkshire Hathaway Energy Company ceases to be the beneficial owner directly or indirectly through wholly owned subsidiaries of the entire issued share capital of the Guarantor.
4.03A(4)    CHANGE OF LAW
The Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred or is reasonably likely to occur in respect to the Borrower. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred or is about to occur, the Bank may request that the Borrower consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank’s request. After the earlier of (a) the lapse of 30 (thirty) days from the date of such request for consultation or (b) the occurrence of the anticipated Change-of-Law Event, the Bank may, by notice to the Borrower, cancel the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued and outstanding under this Contract. The Borrower shall effect payment of the amount demanded on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article "Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract which results or is reasonably likely to result in a Borrower Material Adverse Change.
4.03A(5) ILLEGALITY
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrower and may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract on the date indicated by the Bank in its notice to the Borrower.
4.03A(6)    ACCEPTABLE SECURITY EVENT

(a)	If an Acceptable Security Event occurs, the Borrower shall provide alternative Acceptable Security in replacement of the existing Acceptable Security.

(b)
If within a period of 30 (thirty) days alternative Acceptable Security has not been executed in a manner, form and substance acceptable to the Bank, the Bank may, by notice to the Borrower, forthwith cancel the Credit and demand prepayment of the Loan together with accrued interest and all other amounts accrued and outstanding under this Contract.

(c)	Notwithstanding the aforegoing, the Bank shall not have any right under this Article 4.03A(6) to the extent that such right would constitute a "Cross-Default Obligation" as defined in the Licence.
4.03B    Prepayment mechanics
Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued and outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C and Article 4.04, shall be paid on the date indicated by the Bank in its notice of demand, which date shall fall not less than 30 (thirty) days from the date of the Bank’s notice of demand.
4.03C    Prepayment indemnity
In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B(1) for a Fixed Rate Tranche.
4.04    General
A repaid or prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.
If, the Borrower prepays a Tranche on a date other than a relevant Payment Date, the Borrower shall indemnify the Bank in such amount as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

ARTICLE 5
Payments
5.01    Day count convention
Any amount due by way of interest, indemnity or fee from the Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:
(a)    in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;
(b)    in respect of interest and indemnities due under a Floating Rate Tranche, a year of 365 (three hundred and sixty five) days (invariable) and the number of days elapsed;
(c)    in respect of fees, a year of 365 (three hundred and sixty five) days (invariable) and the number of days elapsed.
5.02    Time and place of payment
Unless otherwise specified, all sums other than sums of interest, indemnity and principal are payable within 7 (seven) days of the Borrower’s receipt of the Bank’s demand.
Each sum payable by the Borrower under this Contract shall be paid to the respective account notified by the Bank to the Borrower. The Bank shall indicate the account not less than 15 (fifteen) days before the due date for the first payment by the Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
The Borrower shall indicate in each payment made hereunder the contract number (“FI nr”) found on the cover page of this Contract.
A sum due from the Borrower shall be deemed paid when the Bank receives it.
Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of the Borrower held with a duly authorized financial institution in the jurisdiction where the Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.
5.03    Set-off
(a)    The Bank may set off any matured obligation due from the Borrower under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.
(b)    All payments to be made by the Borrower under this Contract shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
5.04    Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Borrower that a Disruption Event has occurred:
(a)    the Bank may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;
(b)    the Bank shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and
(c)    the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.04.
5.05    Application of sums received

(a)	General
Sums received from the Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments

If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under this Contract, the Bank shall apply that payment:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)	In case of:

-
a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment, or, at the request of the Borrower, in inverse order of maturity,

-
a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity or, at the request of the Borrower, pro rata to each outstanding instalment

(ii)
Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)
In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and the Borrower on their application, the Bank may apply these between Tranches at its discretion.

ARTICLE 6
Borrower undertakings and representations

The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
A. Project undertakings
6.01    Use of Loan and availability of other funds
The Borrower shall use the proceeds of the Loan exclusively for the execution of the Project.
The Borrower shall ensure that it has available to it the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.
6.02    Completion of Project
The Borrower shall carry out the Project in accordance with the Technical Description as may be modified from time to time with the approval of the Bank, and complete it by the final date specified therein.
6.03    Increased cost of Project
If the total cost of the Project exceeds the estimated figure set out in Recital (2), the Borrower shall obtain the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.
6.04    Procurement procedure

The Borrower shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with EU law in general and in particular with the relevant EU Directives and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency.
6.05    Continuing Project undertakings
The Borrower shall:

(a)	Maintenance: maintain, repair, overhaul and renew all property forming part of the Project as required to keep it in good working order;

(b)
Project assets: unless the Bank shall have given its prior consent in writing, retain title to and possession of all or substantially all the assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank's interests as lender to the Borrower or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)
Insurance: insure all works and property (including all works and property forming part of the Project) with reputable underwriters or insurance companies against those risks and to the extent as is consistent with sound business practice;

(d)	Rights and Permits: maintain in force all rights of way or use and all permits necessary for the execution and operation of the Project; and

(e)	Environment:

(i)	implement and operate the Project in conformity with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals.

(f)	Integrity:
take, within a reasonable timeframe, appropriate measures in respect of any member of its board of directors who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower’s activity in relation to the Loan or the Project
(g) Integrity Audit Rights:
ensure that all contracts under the Project to be procured after the date of signature of this Contract in accordance with EU Directives on procurement provide for:

(i)
the requirement that the relevant contractor promptly informs the Bank of a genuine allegation, complaint or information with regard to Criminal Offences related to the Project (in the case of contractors incorporated in EU/OECD jurisdictions, to the extent such Criminal Offences constitute criminal offences under laws of such jurisdiction);

(ii)	the requirement that the relevant contractor keeps books and records of all financial transactions and expenditures in connection with the Project; and

(iii)
the Bank’s right, in relation to an alleged Criminal Offence, in addition to and without prejudice to the rights of the relevant investigating authority, to review the books and records of the relevant contractor in relation to the Project and to take copies of documents to the extent permitted by law.

6.06    Environmental Impact Assessments, EU Habitats and Birds Directives
The Borrower:
(a) shall not allocate any part of the Loan to any component of the Project that would require an Environmental Impact Assessment according to applicable EU or national law until the Environmental Impact Assessment with the integrated biodiversity assessment has been finalised and approved by the competent authority and found satisfactory by the Bank;
(b) shall send to the Bank an electronic copy of all Non-Technical Summaries and of the corresponding Authorisations as soon as the Environmental Impact Assessment is made available to the public;

(c) shall store and keep updated any documents as may be relevant for the Project supporting the compliance with the provisions of the EU Habitats and Birds Directives (Form A/B or equivalent declaration by the competent authority) and shall promptly upon request deliver such documents to the Bank.
(d) undertakes to take into account and implement conditions imposed on the Borrower in any screening-out decision or EIA consent granted by the competent authority for nature and environment.
B. General undertakings
6.07    Disposal of assets

(a)
The Borrower shall not, and shall procure that no other member of the Group will, without the prior written consent of the Bank, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its business, undertaking or assets.

(b)	Paragraph (a) above does not apply to the disposal of assets, other than assets forming part of the Project and all shares in Subsidiaries holding assets forming part of the Project:

(i)
for fair market value and at arm's length, provided that, during the life of the Loan, the aggregate book value of the assets disposed of by each and every member of the Group shall not exceed 5% (five per cent) of the Group’s consolidated fixed assets as reflected in the latest consolidated management accounts of the Group prior to the signature of this Contract;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	made in good faith and in the ordinary course of business by way of dividend out of distributable profits and as permitted by applicable law.

(c)
Paragraph (a) does not apply to the disposal of assets forming part of the Project provided that each of the following conditions is satisfied: (i) such disposal does not exceed 1% (one per cent) of the aggregate of the value of the assets forming part of the Project, (ii) the proposed disposal would not prejudice the Bank's interests as lender to the Borrower nor would such disposal render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union; and (iii) the proposed disposal would not jeopardise the completion of the Project in accordance with the Technical Description. For the avoidance of doubt, there shall be no disposal of any assets forming part of the Project other than as set out in this Article 6.07(c) or with the prior written consent of the Bank provided pursuant to Article 6.07(a) and no disposal of any shares in Subsidiaries holding assets forming part of the Project shall be permitted.

For the purposes of this Article, "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.
6.08    Compliance with laws

(a)
The Borrower shall, and shall procure that each other member of the Group will, observe, perform and comply in all material respects with all laws to which it or the Project is subject (including with the Electricity Act, the Competition Act and/or the Enterprise Act) and with all rules, regulations, orders and other requirements of the competent Secretary of State and of the Authority applicable to the Borrower.

(b)
The Borrower shall, and shall procure that each other member of the Group will, comply in all material respects with the conditions and restrictions (if any) imposed on it in, or in connection with, every material Authorisation of any Governmental Authority, including, in the case of the Borrower, the Licence and will do nothing (and procure that no member of the Group does anything) which could reasonably be expected to lead to the termination, suspension or revocation of any such Authorisation or the License.

(c)
The Borrower shall do, or cause to be done, all other acts and things which may from time to time be necessary to be done by it under any applicable law, the Balancing and Settlement Code, the Connection and Use of System Code, the Grid Code and the Distribution Code (each as defined in the Borrower’s Licence) for the continued due compliance in all material respects by the Borrower with such Licence.

(d)
The Borrower shall not agree to any material amendments to (including any amended or additional standard or special conditions) the Licence without the prior written consent of the Bank, save where such amendments are required by law.

(e)	The Borrower shall not transfer the Licence to any person, whether or not it is a member of the Group.

(f)	The Borrower shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)
supply certified copies to the Bank of, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to enter into this Contract and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Contract.

6.09    Change in business
The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower or of the Group as a whole from that carried on at the date of this Contract.
6.10    Merger
The Borrower shall not, and shall ensure that no other member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction provided that nothing in this Article 6.10 shall prohibit any Subsidiary of the Borrower from entering into any intra-Group amalgamation, de-merger, merger or corporate reconstruction on a solvent basis and which does not involve (a) an amalgamation, de-merger or corporate reconstruction of the Borrower; or (b) any transfer of assets, rights or obligations to or from the Borrower.
6.11    Arms’ length dealings
The Borrower shall ensure that all relationships between it and any other company shall be undertaken and conducted on an arms’ length basis save for any dealings that are not at arms' length but which are expressly permitted pursuant to the Consent Letter.
6.12    Cross Default
The Borrower shall not, after the date of this Contract, enter into any arrangement containing a Cross Default Obligation.
6.13    Restrictions on incurring Financial Indebtedness
The Borrower shall not, and shall ensure that no member of the Group will, incur any Financial Indebtedness, except for Permitted Financial Indebtedness, unless the following conditions are satisfied:

(a)	all payments then due under this Contract have been made;

(b)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(c)	the Borrower’s ratio of Consolidated Senior Total Net Debt to RAV does not exceed 0.70:1; and

(d)	the Borrower’s Interest Cover is 2.6:1 or more.
6.14    Financial covenants
6.14A    The covenants
The Borrower shall ensure that, at all times:

(a)	its Interest Cover for each Relevant Period shall not be less than 2.5:1; and

(b)	its ratio of Consolidated Senior Total Net Debt to RAV for each Relevant Period shall not exceed 0.725:1.
6.14B    Calculation
The value of the terms referred to in Article 6.14A shall be calculated and interpreted in accordance with IFRS (consistently applied) and, in each case, shall be expressed in GBP and:

(a)
in respect of each Relevant Period ending on 30 June in any year, shall be calculated on a consolidated basis using the consolidated management accounts of the Group most recently delivered to the Bank; and

(b)
in respect of each Relevant Period ending on 31 December in any year, shall be calculated (i) once on a consolidated basis using the consolidated management accounts of the Group most recently delivered to the Bank and (ii) once using the audited annual financial statements of the Borrower most recently delivered to the Bank (on an unconsolidated basis for so long as such audited annual financial statements are prepared on an unconsolidated basis and on a consolidated basis should such audited annual financial statements be prepared on a consolidated basis).

6.14C    Relevant definitions
For the purposes of this Contract:

"Calculation Date" means each of 30 June and 31 December in any year save that the first Calculation Date shall be 31 December 2015.
"Cash Equivalents" means investments in GBP, EUR or USD demand or time deposits, certificates of deposit and short term debt obligations (including commercial paper), synthetic GBP, EUR or USD deposits, shares in money market liquidity funds or a guaranteed investment contract, provided that in all cases such investments have a maturity of not longer than 9 (nine) months from the date of their acquisition and meet the following credit criteria: (i) they are money market funds with a minimum credit rating of AAA or equivalent from any of the two Rating Agencies (or, in the case of shares in money market liquidity funds, from any single Rating Agency) and (ii) in the case of all other counterparties and other specific instruments, they have a minimum short term credit rating of A-1 from S&P or of P-1 from Moody's.
"Consolidated EBIT" means, for each Relevant Period, the profit shown in the relevant accounts or statements for the relevant period on the line entitled "operating profit":

(i)	before taking into account any items treated as exceptional items;

(ii)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

(iii)	after adding dividends received from associates and joint ventures to the extent not included in operating profit;

(iv)	before taking into account any realised or unrealised exchange gains and losses including those arising on translation of currency debt;

(v)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset;
in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profit before tax of the Group (or, as the case may be, of the Borrower) and without double counting.
"Consolidated Net Finance Charges" means, for any Relevant Period, the aggregate amount of interest paid on Consolidated Senior Total Net Debt (net of interest received and after taking account of payments made and amounts received under any derivatives related to such Consolidated Senior Total Net Debt) included in the relevant cash flow statement of the Borrower or the Group, as applicable, in respect of that Relevant Period.
"Consolidated Senior Total Net Debt" means, at any time, the aggregate amount (without double counting) of all obligations of the Group (or, as the case may be, of the Borrower) for or in respect of Financial Indebtedness (other than between members of the Group) which rank at least pari passu with the Loan but:

(i)
deducting the aggregate amount of all obligations of any member of the Group (or, as the case may be, of the Borrower) in respect of Financial Indebtedness to the extent that the repayment or redemption of such Financial Indebtedness is provided for by the purchase by a member of the Group (or, as the case may be, by the Borrower) of a GIC;

(ii)	deducting the aggregate amount of freely available cash and Cash Equivalents held by any member of the Group (or, as the case may be, by the Borrower) at such time; and

(iii)
deducting the interest component of Financial Indebtedness in existence on the date of this Contract which interest has accrued but not as at the time when the Consolidated Senior Total Net Debt is being calculated fallen due for payment or been paid, provided that no material change is made to the basis upon which such interest accrues after the date of this Contract and that such interest component shall not exceed on an aggregate basis GBP 35,000,000 (thirty-five million pounds sterling) or its equivalent in any other currency or currencies, and so that no amount shall be excluded more than once.
Final Determination" means the final determination document published by Ofgem for each electricity distribution price control review, as the same may be modified by the decisions of the Competition and Markets Authority.
"GIC" means each of (i) the investment agreement dated on or about 26 April 2005 between Ambac Capital Funding, Inc., Ambac Assurance UK Limited and the Borrower and (ii) any other guaranteed investment contract or similar investment agreement with a maturity of 60 months or less from the date of purchase and which is provided by a counterparty which has, or whose obligations under such guaranteed investment contract or other agreement are guaranteed by an entity that has, a credit rating of at least A+ from S&P and A1 from Moody's.
"Interest Cover" means, in respect of any Relevant Period, the ratio of Consolidated EBIT for that Relevant Period to Consolidated Net Finance Charges for that Relevant Period.
"Rating Agency" means each of S&P and Moody's.
"Regulated Asset Value" or "RAV" means the regulatory asset value of the Borrower, as set out in the most recent Final Determination, or, if any electricity distribution price control financial model has been published on Ofgem's website since the most recent Final Determination, the regulatory asset value of the Borrower as set out in such financial model, in each case adjusted for inflation, as of the 31 March nearest to (i) the relevant Calculation Date, in the case of a calculation of the ratios set out under Article 6.14A or, as the case may be, (ii) the date on which the relevant member of the Group proposes to incur any further Financial Indebtedness other than Permitted Financial Indebtedness (in the case of the covenant under Article 6.13), provided that there shall be included in any determination of RAV the value of any assets which were included in RAV as at 31 March 2015 but which (i) subsequently are excluded from RAV by OFGEM, (ii) have become subject to a separate price control arrangement, and (iii) are still owned by the Borrower as of the date of determination of RAV, and provided further that if at any time OFGEM alters its methodology of determining RAV in a manner which results in a change in RAV, the Bank may require the Borrower to enter into negotiations with a view to agreeing appropriate adjustments to this definition (and to other terms defined or described herein solely for the purposes of this definition), whereupon the Borrower and the Bank shall promptly in good faith negotiate such appropriate adjustments so that the original intent of the undertakings set forth in Articles 6.13 and 6.14 hereof is preserved and in the absence of agreement between the Bank and the Borrower within 60 (sixty) days from the date when the Bank has requested the entering into of such negotiations, such adjustments shall be determined by an independent accountant experienced in the regulated electricity distribution market selected by the Bank.
"Relevant Period" means each period of 12 (twelve) months ending on such Calculation Date.
6.15    General Representations and Warranties
The Borrower represents and warrants to the Bank that:

(a)
it and each of its Subsidiaries is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and it has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)	it is not a U.S Person and none of the payments made by the Borrower under this Contract could be deemed to constitute U.S. Source Withholdable Payments, as such terms are defined under FATCA;

(c)
it has the power to execute, deliver and perform its obligations under this Contract and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(d)
no Authorisations are required for the due execution, delivery or performance by the Borrower of this Contract, or the validity, enforceability or admissibility in evidence thereof, except for such Authorisations as have been duly obtained and are in full force and effect and admissible in evidence (including no objection having been raised by OFGEM in relation to this Contract), and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any such Authorisations (it being understood that the representations and warranties in this Article 6.15(d) do not refer to Authorisations required for the carrying out of the Project, in respect of which the representations and warranties in Article 6.15(e) shall apply);

(e)
no material Authorisations are required for the carrying on of the business of the Borrower or of any other member of the Group as it is carried on or is contemplated to be carried on, or for the carrying out of the Project, except for such Authorisations that are not required at the time this representation is made or repeated or as have been duly obtained and are in full force and effect and admissible in evidence, and there has been no default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any such Authorisations;

(f)	this Contract constitutes its legally valid, binding and enforceable obligations;

(g)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Contract and the transactions contemplated in this Contract do not and will not:

(i)	contravene or conflict with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject or the Licence;

(ii)	contravene or conflict with any material agreement or other instrument binding upon it or any of its Subsidiaries;

(iii)	contravene or conflict with any provision of its or of its Subsidiaries' constitutional documents; or

(iv)	result in the imposition of increased financial charges or requirements as to security under any other contract or instrument to which the Borrower or any of its Subsidiaries is a party;

(h)
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Contract, that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere;

(i)
under the laws of its jurisdiction of incorporation it is not necessary that any stamp, registration or similar tax be paid on or in relation to this Contract or the transactions contemplated in this Contract;

(j)
the choice of English law as the governing law of this Contract will be recognised and enforced in its jurisdiction of incorporation and any judgement obtained in England in relation to this Contract will be recognised and enforced in its jurisdiction of incorporation;

(k)	it is not required to make any deduction for or on account of Tax from any payment it may make under this Contract to the Bank;

(l)
the most recent consolidated management accounts of the Group and audited accounts of the Borrower have been prepared on a basis consistent with previous years in accordance with IFRS (consistently applied) and, in the case of its audited accounts, have been approved by the Borrower’s auditors as representing a true and fair view of the results of its operations for that year, they accurately disclose or reserve against all the liabilities (actual or contingent) of the Borrower at the time when such financial statements were produced and no material adverse change in the Borrower’s business or the financial conditon of the Group has occurred since the date of such accounts;

(m)	there has been no Borrower Material Adverse Change since the date of this Contract;

(n)	no Event of Default has occurred and is continuing unremedied or unwaived or might reasonably be expected to result from the disbursement of the Loan;

(o)
no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might reasonably be expected to result in a Borrower Material Adverse Change;

(p)
no litigation, arbitration, administrative proceedings or investigation is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Borrower Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award with a value in aggregate in excess of GBP 2,000,000 (two million pounds sterling) or its equivalent in any other currency or currencies;

(q)	at the date of this Contract, no Security Interest exists over its assets or over those of the Group except for the Security Interests referred to in Article 7.02(c)(i) to (iv);

(r)
it is in compliance with Article 6.05(e) and no Environmental Claim in respect of the Project has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group;

(s)	the Borrower is not party to any arrangement containing a Cross Default Obligation;

(t)
there has been no application made by the Authority or the applicable Secretary of State for an Energy Administration Order under the Energy Act or any Enforcement Order under the Electricity Act in respect of the Borrower and no Energy Administration Order under the Energy Act or Enforcement Order under the Electricity Act has been made in respect of the Borrower;

(u)
any written factual information provided by any member of the Group to the Bank was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated;

(v)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(w)	except as specified in Article 7.04(b), the Borrower is not party to any Credit Facility that includes a More Favourable Provision; and

(x)
to the best of its knowledge, no funds invested in the Project by the Borrower or by another member of the Group are unlawful in nature, insofar as they are neither the product of money laundering nor are linked to the financing of terrorism. The Borrower shall promptly inform the Bank if at any time it becomes aware of any such funds.

The representations and warranties set out above shall survive the execution of this Contract and are, except for the representation and warranty in paragraph (q) above, deemed repeated on each Scheduled Disbursement Date, on the date on which any Disbursement Request is submitted and on each Payment Date, by reference to the facts and circumstances then prevailing.
The Borrower acknowledges that it has made the representations and warranties contained in this Article 6.15 with the intention of inducing the Bank to enter into this Contract and that the Bank has entered into this Contract on the basis of, and in full reliance on, each of such representations and warranties.

ARTICLE 7
Security

The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
7.01    Security

(a)
The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of Acceptable Security in form and substance satisfactory to it. As at the date of execution of this Contract, the Acceptable Security provided is the Guarantee, whereby the Guarantor unconditionally guarantees the due performance of the Borrower's financial obligations under this Contract in accordance with the terms of the Guarantee Agreement. The Borrower hereby acknowledges and consents to the terms of the Guarantee Agreement.

(b)	The Borrower may at any time with the prior written consent of the Bank replace the Acceptable Security in place at such time with alternative Acceptable Security acceptable to the Bank.

(c)	The Borrower shall replace the Acceptable Security at any time it is required to do so in accordance with Article 4.03A(6).
7.02    Negative pledge

(a)
Subject to paragraph (c) below, the Borrower shall not and shall ensure that no other member of the Group will, without the prior written consent of the Bank, create or permit to subsist any Security Interest or Quasi-Security on, or with respect to, any of its present or future business, undertaking, assets or revenues (including any uncalled capital).

(b)	Subject to paragraph (c) below, the Borrower shall not, and shall procure that no other member of the Group shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)
enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by the Borrower or any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)
any Security over or affecting (or transaction ("Quasi-Security") described in paragraph (b) above affecting) any asset acquired by the Borrower or any member of the Group after the date of this Contract if:

a.	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by the Borrower or any member of the Group;

b.	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Borrower or any member of the Group; and

c.	the Security or Quasi-Security is removed or discharged within 3 (three) months of the date of acquisition of such asset;

(iv)	any Security entered into pursuant to this Contract; or

(v)
any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (iv) above) does not exceed GBP 10,000,000 (ten million pounds sterling) or its equivalent in another currency or currencies, provided in each case that no such Security or Quasi-Security is created or permitted to subsist over any assets forming part of the Project or over any shares in Subsidiaries holding assets forming part of the Project.

7.03    Pari passu ranking
The Borrower shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.
7.04    Most favoured lender

(a)
Subject to Article 7.04(b), if at any time while any part of the Credit or the Loan is outstanding, the Borrower or any other member of the Group has concluded or shall conclude with any other creditor a "Credit Facility" (meaning a loan, credit agreement, facility or private placement purchase or any other financing agreement) that includes any (i) affirmative or negative covenant, including but not limited to a loss-of-rating clause or any financial covenant regarding the Borrower or any other member of the Group, (ii) defaults or events of defaults or (iii) mandatory prepayment or "put" provision or provisions for collateral security (each such provision or clause hereinafter referred to as a "More Favourable Provision") that either:

(i)	is not otherwise included in this Contract,

(ii)	is more restrictive upon the relevant member of the Group than those contained in this Contract, or

(iii)	is more beneficial to the financial creditors than relevant similar provisions contained in this Contract, the Borrower shall immediately and in any event within 10 (ten) Business Days of entering into or permitting the amendment of the Credit Facility inform the Bank in writing of the More Favourable Provision and provide the Bank with its wording including, if relevant, an English translation thereof. Thereupon such More Favourable Provision shall be deemed incorporated by reference in this Contract as if set forth fully herein, mutatis mutandis, effective as of the date when such More Favourable Provision became effective under such other Credit Facility (each such More Favourable Provision as incorporated herein being referred to as an "Incorporated Provision") and, subject to Article 7.04(c), no Incorporated Provision may thereafter be waived, amended or modified under this Contract without the prior written consent of the Bank. Thereafter, upon the request of the Bank, the Borrower shall execute an agreement to amend this Contract, evidencing the incorporation of such Incorporated Provision.

(b)
Nothing in Article 7.04(a) shall apply to More Favourable Provisions included in the Existing Bond Documentation or as set out in clause 21.2(b) of the Revolving Facility Agreement (and in the case of the Revolving Facility Agreement only, as such facility may be renewed or extended, provided that following such renewal or extension, the total amount of financial indebtedness made available under such facility does not exceed GBP 250,000.000).

(c) If:

(i)
the corresponding provision in the relevant Credit Facility in respect of an Incorporated Provision has been amended or is no longer in effect and no Default, Compulsory Prepayment Event or Material Adverse Change has occurred; and

(ii)
the Borrower provides evidence satisfactory in form and substance to the Bank that the conditions set out in Article 7.04(c)(i) have been satisfied, the Borrower may request that the relevant Incorporated Provision be amended, mutatis mutandis, as set out in the relevant Credit Facility or, as the case may be, that the Incorporated Provision no longer apply, and the Bank shall consent to such request provided however, for the avoidance of doubt, that nothing in this Article 7.04 shall in any way affect any of the provisions of this Contract as of the date hereof, which shall continue in full force and effect and shall not be affected by any amendment to any Incorporated Provision or any Incorporated Provision no longer applying pursuant to this Article 7.04(c).

ARTICLE 8
Information and visits

8.01    Information concerning the Project
The Borrower shall:

(a)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental impact of or for the Project as the Bank may reasonably require within a reasonable time;

provided always that if such information or document is not delivered to the Bank on time, and the Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at the Borrower’s expense and the Borrower shall provide such persons with all assistance necessary for the purpose;

(b)
submit for the approval of the Bank without delay any material change to the Project, including, inter alia, in respect of the price, design, plans, timetable or to the expenditure programme or financing plan for the Project, in relation to the disclosures made to the Bank prior to the signing of this Contract;

(c)	promptly inform the Bank of:

(i)
any material action or protest initiated or any material objection raised by any third party or any genuine material complaint received by the Borrower or any material litigation that is commenced or threatened against it with regard to environmental or other matters affecting the Project;

(ii)	any fact or event known to the Borrower, which may substantially prejudice or affect the conditions of execution or operation of the Project;

(iii)	a genuine allegation, complaint or information with regard to Criminal Offences related to the Project of which the Borrower becomes aware;

(iv)	any non-compliance by it with any applicable Environmental Law;

(v)	any suspension, revocation or modification of any Environmental Approval, and set out the action to be taken with respect to such matters; and

(d)	promptly provide to the Bank, if so requested:

(i)	a certificate of its insurers showing fulfilment of the requirements of Article 6.05(c); and

(ii)	annually, a list of policies in force covering the insured property forming part of the Project, together with confirmation of payment of the current premiums.
8.02    Information concerning the Borrower
The Borrower shall:

(a)	deliver to the Bank:

(i)
as soon as they become available but in any event within 150 days after the end of each of its and the Guarantor’s financial years, its and the Guarantor’s audited financial statements for that financial year (consolidated in the case of the Guarantor and, in the case of the Borrower, consolidated or unconsolidated);

(ii)
as soon as they become available but in any event within 90 days after each Calculation Date, its and the Guarantor's consolidated management accounts showing their respective financial performance for the financial year-to-date on such Calculation Date;

(iii)
together with each set of financial statements and management accounts delivered pursuant to Article 8.02(a)(i) or 8.02(a)(ii), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Article 6.14 as at the date when those financial statements were drawn up, such Compliance Certificate to be signed by two directors of the Borrower (or, failing that, by one director of the Borrower and the finance director or the treasurer or the investor reporting manager or the financial controller or the company secretary of the Borrower);

(iv)
promptly upon request by the Bank, a certificate signed by two of its directors certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it); and

(v)
from time to time, such further information on the general financial condition, business and operations of the Borrower, of any member of the Group and of the Guarantor as the Bank may reasonably require;

(b)	ensure that its accounting records fully reflect the operations relating to the financing, execution and operation of the Project; and

(c)	inform the Bank promptly of:

(i)	any material alteration to its constitutional documents or shareholding structure after the date of this Contract;

(ii)	any fact which obliges it to prepay any Financial Indebtedness or any EU funding;

(iii)
any event or decision that constitutes or may result in any Compulsory Prepayment Event or of its belief or, as the case may be, reasonable grounds for belief that such an event has occurred or is likely to occur;

(iv)	any intention on its part to grant any Security over any of its assets in favour of a third party;

(v)	any intention on its part to relinquish ownership of any material component of the Project;

(vi)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrower under this Contract;

(vii)	any Default or Material Adverse Change having occurred or being threatened or anticipated and the steps, if any, being taken to remedy it;

(viii)	any proposed material changes to the Licence and, as soon as reasonably available, provide to the Bank a certified copy of any amendments or modifications to the Licence or replacement thereof;

(ix)	any material dispute with the Authority and any allegation of the Authority of material non-compliance with applicable law, regulation and the terms of the License;

(x)	the commencement of any proceedings and the giving of any notice regarding the termination or revocation of the Licence;

(xi)	any Energy Administration Order, any Enforcement Order and any other material regulatory notices or orders.

(xii)	any litigation, arbitration or administrative proceedings or investigation which is current, threatened or pending which might if adversely determined result in a Material Adverse Change;

(xiii)	any investigations concerning the integrity of the members of the Borrower’s board of directors;

(xiv)
to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief, is current, imminent or pending against the Borrower or its controlling entities or members of the Borrower’s board of directors in connection with Criminal Offences related to the Loan or the Project;

(xv)	any measure taken by the Borrower pursuant to Article 6.05(f) of this Contract.
8.03    Visits by the Bank
The Borrower shall allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union when so required by the relevant mandatory provisions of European Union law, at reasonable times:

(a)	to visit the sites, installations and works comprising the Project and to conduct such checks as they may wish,

(b)	to interview representatives of the Borrower and not obstruct contacts with any other person involved in or affected by the Project; and

(c)	to review the Borrower’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by the law.
The Borrower shall provide the Bank, or ensure that the Bank is provided, with all necessary assistance for the purposes described in this Article. Other than after the occurrence of a Default or Compulsory Prepayment Event which is continuing) the Bank shall provide reasonable notice of any such visits and any such persons shall comply with the Borrower’s or its contractor’s safety and security requirements.
The Borrower acknowledges that the Bank may be obliged to communicate information relating to the Borrower and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of European Union law.

ARTICLE 9
Charges and expenses

9.01    Taxes, duties and fees
The Borrower shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
The Borrower shall pay all principal, interest, indemnity and other amounts due under this Contract gross without any withholding or deduction of any national or local impositions whatsoever required by law or an agreement with a Governmental Authority or otherwise; provided that, if the Borrower is obliged to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.
If the Borrower is obliged to deduct any amount under this Article and the Bank subsequently recovers any sum or obtains any credit against any tax payable by it in respect of any such payment, the Bank shall promptly upon receiving such sum or obtaining such credit pay a corresponding amount to the Borrower; provided that the Bank is not obliged to seek any such recovery or credit.
9.02    Other charges
The Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement, administration, monitoring and termination of this Contract or any related document (including the Guarantee Agreement), any amendment, supplement or waiver in respect of this Contract or any related document (including the Guarantee Agreement), and in the amendment, creation, management and realisation of any security for the Loan.
9.03    Currency indemnity

(a)
If any sum due from the Borrower under this Contract (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)
obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within 3 (three) Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Bank at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under this Contract in a currency or currency unit other than that in which it is expressed to be payable.
9.04     Increased costs and indemnity

(a)
The Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank (for the avoidance of doubt, other than any taxes, duties, fees or other impositions of whatsoever nature referred to in Article 9.01 to the extent they have been fully paid) as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature of this Contract, in accordance with or as a result of which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the Borrower is reduced or eliminated.

(b)	Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

ARTICLE 10
Events of default

10.01    Right to demand repayment
The Borrower shall repay all or part of the Loan forthwith, together with accrued interest and other outstanding amounts, upon written demand being made by the Bank in accordance with the following provisions.
10.01A Immediate demand
The Bank may make such demand immediately:

(a)
if the Borrower fails on the due date to repay any part of the Loan, to pay interest thereon or to make any other payment to the Bank as provided in this Contract unless the non-payment is due to a technical or administrative error or disruption to a payment system and is cured within 3 (three) Business Days;

(b)	if the Borrower is in breach of any of the covenants set out in Article 6.14A;

(c)	if any representation or statement made or deemed to be made by the Borrower in this Contract is or proves to have been incorrect or misleading in any respect;

(d)
if any representation or statement made or deemed to be made by the Borrower in connection with the negotiation of this Contract or any other information or document given to the Bank by or on behalf of the Borrower is or proves to have been incorrect or misleading in any material respect;

(e)
if, following any default in relation thereto, the Borrower or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity any other Financial Indebtedness or any commitment for any other Financial Indebtedness is cancelled or suspended, provided that no Event of Default shall occur under this paragraph (e) if the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness is less than GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies;

(f)
if the Borrower or any other member of the Group is unable to pay its debts as they fall due or is deemed unable to pay its debts within the meaning of Section 123(1) or 123(2) of the Insolvency Act 1986 or any statutory modification or re-enactment thereof (whether or not a court of justice has so determined), or admits its inability to pay its debts as they fall due, or suspends its debts, or makes or, without the prior written agreement of the Bank, seeks to make a composition with its creditors or by reason of actual or anticipated financial difficulties commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or a moratorium is declared in respect of any indebtendess of the Borrower or of any other member of the Group;

(g)	if any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for:

(i)	the winding up of the Borrower or of any other member of the Group;

(ii)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or of any other member of the Group;

(iii)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or of any other member of the Group;

(iv)
the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or of any other member of the Group or of any of the assets of any such company; or

(v)
the enforcement of any Security over assets of the Borrower or of any other member of the Group, or any analogous procedure or step is taken in any jurisdiction, provided that no Event of Default shall occur under this paragraph (g) in respect of any frivolous or vexatious winding-up petition brought by a third party (other than the Guarantor or any of its Subsidiaries) which is discharged within 14 (fourteen) days of commencement or, if earlier, the date on which it is advertised;

(h)
if the Borrower or any other member of the Group takes steps towards a substantial reduction in its capital, is declared insolvent or ceases or resolves to cease to carry on (or threatens to suspend or cease to carry on) the whole or any substantial part of its business or activities;

(i)
if an encumbrancer takes possession of, or a receiver, liquidator, administrator, compulsory manager, administrative receiver or similar officer is appointed, whether by a court of competent jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of the Borrower or of any other member of the Group (other than any property forming part of the Project) having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies and, in the case of any of the foregoing, the same is not discharged within 14 (fourteen) days or if the Borrower or any other member of the Group petitions for the appointment of such an officer;

(j)
if an encumbrancer takes possession of any property forming part of the Project and such proceeding is not discharged within 14 (fourteen) days or if the Borrower or any other member of the Group petitions for the appointment of such an officer;

(k)
if any step is taken by any person with a view to the seizure, attachment, sequestration, distress, compulsory acquisition, expropriation, execution or nationalisation of all or any of the shares, or all or any material part of the assets of the Borrower or of any other member of the Group having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies;

(l)
if, by or under the authority of any Governmental Authority, the management of the Borrower or of any other member of the Group is wholly or substantially displaced or the authority of the Borrower or of any other member of the Group in the conduct of its business is wholly or substantially curtailed;

(m)
if a Final Order is made under section 25 of the Electricity Act or a Provisional Order is made and confirmed under that section against the Borrower or the Borrower is issued with an order by the Authority as a result of the Authority's belief that the Borrower is in breach (or is likely to be in breach) of a condition in its Licence or its obligations under the Electricity Act;

(n)
if an application is made by OFGEM or the applicable Secretary of State for an Energy Administration Order to be made in respect of the Borrower; or if an Energy Administration Order is made in respect of the Borrower;

(o)	if the Borrower or any other member of the Group defaults in the performance of any obligation in respect of any other loan or financial instrument granted by the Bank or to the Bank;

(p)
if any distress, attachment, execution, sequestration or other process is levied or enforced upon any property of the Borrower or of any other member of the Group not forming part of the Project having an aggregate value in excess of GBP 10,000,000 (ten million pounds sterling) or its equivalent in any other currency or currencies and is not discharged within 14 (fourteen) days;

(q)	if any distress, attachment, execution, sequestration or other process is levied or enforced upon any property forming part of the Project and is not discharged within 14 (fourteen) days;

(r)	if a Borrower Material Adverse Change occurs;

(s)
if the Licence or any other material Authorisation issued to the Borrower or to any other member of the Group is revoked or subject to notice of revocation by the competent Governmental Authority or the Borrower agrees to any revocation or surrender of the Licence or of such other material Authorisation; or

(t)
if it is or becomes unlawful for the Borrower to perform any of its obligations under this Contract or this Contract is not effective in accordance with its terms or is alleged by the Borrower to be ineffective in accordance with its terms or the Borrower evidences an intention to repudiate this Contract.

10.01B Demand after notice to remedy

The Bank may also make such demand:

(a)	if the Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A;

(b)
if any fact stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or adversely affects the implementation or operation of the Project;

(c)
if the terms of the Licence or any other material Authorisation issued to the Borrower are amended in such a way as to have a material adverse effect on the Borrower’s ability to operate the Project or any significant element of its core businesses of distributing electricity or to perform its obligations under this Contract, save in either case with the prior written consent of the Bank;

(d)
if the Borrower is declared by the competent Governmental Authority to have failed to comply in any material respect with: (i) the terms and conditions of the Licence; (ii) the rules, regulations, orders and other requirements for the time being of the Secretary of State and the Authority or any other competent Governmental Authority applicable to the relevant company with which it is obliged to comply; (iii) the duties and functions of a public electricity distributor in accordance with the provisions of the Electricity Act; (iv) any agreement with the Authority under s. 25(5)(b) of the Electricity Act or (v) any final or Provisional Order confirmed by the Authority so as to secure or facilitate compliance with the duties and requirements imposed on the relevant company under s. 9 or ss. 16 to 22 of the Electricity Act;

(e)
if the Balancing and Settlement Code made by the Borrower with The National Grid Company plc and others or the Borrower’s membership of such arrangement shall be terminated or cease for any reason to be in full force and effect and if, in either case, no substitute arrangement on terms reasonably acceptable to the Bank has come into force upon its termination or cessation;

(f)
if any rights, benefits or obligations of the Borrower as a public electricity distributor arising under the Electricity Act or under any similar law or regulation (including the Licence) are modified or lost (whether or not with the consent of the Borrower and whether pursuant to the Electricity Act or otherwise) and such modification or loss would reasonably be expected to result in a Borrower Material Adverse Change or to have a material adverse effect of the Borrower's ability to perform its obligations under this Contract or to operate the Project or any significant element of its business of distributing electricity; or

(g)
if any legislation (whether primary or subordinate) is enacted removing, reducing or qualifying in any material way the duties and powers of the Secretary of State (or any successor) and/or the Authority (or any successor) (including, without limitation, any such legislation removing, reducing or qualifying such duties under or pursuant to Section 15 of the Electricity Act), unless such removal, reduction or qualification of any such duties or powers would not result in a Borrower Material Adverse Change, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied within 15 (fifteen) days of the earlier of (i) the Bank giving notice to the Borrower or (ii) the Borrower becoming aware of the non-compliance or circumstance.
10.02    Other rights at law
Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.
10.03    Indemnity
10.03A Fixed Rate Tranches
In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank’s notice of demand and be calculated on the basis that prepayment is effected on the date so specified.
10.03B Floating Rate Tranches

In case of demand under Article 10.01 in respect of a Floating Rate Tranche, the Borrower shall pay to the Bank the sum demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Interest Revision/Conversion Date, if any, or the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.
10.03C General
Amounts due by the Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank’s demand.
10.04    Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE 11
Law and jurisdiction

11.01    Governing Law
This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by English law.
11.02    Jurisdiction
The parties hereby submit to the jurisdiction of the courts of England. The Bank appoints The Securities Management Trust Limited whose present address is 8 Lothbury, London EC2R 7HH to be its agent for the purpose of accepting service of legal process.
11.03    Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall in the absence of manifest error be prima facie evidence of such amount or rate.

ARTICLE 12
Final clauses

12.01    Notices to either party
Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

For the Bank	Attention: Ops EU 100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile no.: +352 4379 66488
For the Borrower	Attention: Treasury (Finance Director) Northern Powergrid (Yorkshire) plc Lloyds Court, 78 Grey Street Newcastle upon Tyne Tyne and Wear NE1 6AF Facsimile no.: + 44 0191 223 5165
12.02    Form of notice
Any notice or other communication given under this Contract must be in writing.
Notices and other communications for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee may be made by hand delivery, registered letter or facsimile. The date of delivery, registration or, as the case may be, the stated date of receipt of transmission shall be conclusive for the determination of a period.
Other notices and communications may be made by hand delivery, registered letter or facsimile.
Without affecting the validity of any notice delivered by facsimile according to the paragraphs above, a copy of each notice delivered by facsimile shall also be sent by letter to the relevant party on the next following Business Day at the latest.
Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.
12.03    Changes to parties
The Borrower may not assign or transfer any of its rights or obligations under this Contract without the prior written consent of the Bank.
The Bank may, with the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign all or part of its rights and benefits or transfer all or part of its rights, benefits and obligations under this Contract.
12.04    Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Contract has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Contract. Notwithstanding any term of this Contract, the consent of any person who is not a party to this Contract is not required to rescind or vary this Contract at any time.
12.05    European Monetary Union, GBP obligations and IFRS
12.05A Recognition of Currency Unit
If more than one currency or currency unit is at the same time recognised by the Bank of England as a denomination of the lawful currency of the United Kingdom, then:

(a)
any reference in this Contract to, and any obligations arising under this Contract in, the currency of the United Kingdom shall be translated into, or paid in, the currency or currency unit of the United Kingdom designated by the Bank; and

(b)
any translation from one currency or currency unit to another shall be at the official rate of exchange or conversion rate recognised by the Bank of England for the conversion of that currency or currency unit into the other.

12.05B Change in Currency Unit
If a change in any currency of the United Kingdom occurs, this Contract will be amended to the extent determined by the Bank (acting reasonably and in consultation with the Borrower) to be appropriate to reflect the change in currency and to put the Bank and the Borrower in the same position, so far as possible, that they would have been in had no change in that currency occurred. Without prejudice to the foregoing, the Bank reserves the right to require the Borrower to agree such amendments to this Contract as may be necessary to reflect changes occurring in the Bank's funding arrangements in respect of the Loan as a result of such change of currency.
12.05C Change in IFRS
If a material change in IFRS occurs which is detrimental to either party, the parties shall consult and will discuss in good faith any change that may be required to this Contract.
12.06    Entire Agreement
This Contract constitutes the entire agreement between the Bank and the Borrower in relation to the provision of the Credit hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.
12.07    Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.
12.08    Amendments
Any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.
12.09    Recitals, Schedules and Annexes
The Recitals and following Schedules form part of this Contract:

Schedule A	Technical Description and Reporting
Schedule B	Definition of LIBOR
Schedule C	Forms for the Borrower
Schedule D	Interest Rate Revision and Conversion

The following Annexes are attached hereto:

Annex I	Resolution of the Board of Directors of the Borrower and authorisation of signatory
Annex II Annex III	Certificate of Borrowing Powers Side Letter
12.10    Counterparts
This Contract may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Contract.

IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in 4 (four) originals in the English language

Signed for and on behalf of EUROPEAN INVESTMENT BANK /s/ A. Furstenberg A. Furstenberg /s/ J. Kalisz J. Kalisz	Signed for and on behalf of NORTHERN POWERGRID (YORKSHIRE) PLC /s/ J. France J. France
At Luxembourg, this 2nd day of December 2015	At Newcastle upon Tyne, this 1st day of December 2015

Schedule A
Technical Description and Reporting
A.1 Technical Description (Article 6.02)

Purpose, Location
The operation is a 2-year investment programme over the period 2015-2016, aimed at refurbishing, upgrading and reinforcing the electricity distribution network of the Borrower, located in Yorkshire. The implementation of the programme will primarily involve the refurbishment and replacement of overhead lines, cables, transformers and substations as well as the connection of around 37,000 new customers. The overall objective of the programme is to extend the network and maintain a high standard of safety and reliability.

Description
The programme comprises a large number of independent and geographically dispersed schemes for refurbishing, upgrading and reinforcing the electricity distribution infrastructure of the Borrower, from 132 kV down to low voltage.

The programme schemes to be implemented and associated cost estimates are presented in Table A1 and A2 of Appendix A.1.

Calendar
The time scale for the programme is January 2015 – December 2016.

Yorkshire			Nominal prices					
			2015		2016		Total	
			Planned	Actual	Planned	Actual	Planned	Actual
Connections		**£m**	**26,285**		**28,114**		**54,399**	
		£m	*26,285*		*28,114*		*54,399*	
		#	*18,765*		*18,776*		*37,541*	
Diversions		**£m**	**13,435**		**14,196**		**27,632**	
		£m	*13,435*		*14,196*		*27,632*	
		#	*458*		*344*		*802*	
Generation		**£m**	**13,108**		**10,496**		**23,604**	
		£m	*13,108*		*10,496*		*23,604*	
		# LV projects	*69*		*89*		*158*	
		# HV projects	*40*		*50*		*90*	
		# Total projects	***109***		***139***		***248***	
		Onshore wind MW	*99*		*99*		*198*	
		Offshore wind MW	*91*		*91*		*182*	
		PV MW	*2*		*2*		*4*	
		Other MW	*6*		*6*		*12*	
		Total MW	***198***		***198***		***396***	
Asset Replacement Grid		**£m**	**1,429**		**2,212**		**3,640**	
	Switchgear	£m	-		-		-	
		# replaced	-		-		-	
	Transformers	£m	*1,147*		*1,762*		*2,909*	
		# replaced	-		*2*		*2*	
	Civils	£m	*281*		*450*		*731*	
Asset Replacement Primary		**£m**	**38,415**		**24,494**		**62,909**	
	Switchgear	£m	*8,432*		*8,994*		*17,426*	
		# HV replaced	*21*		*166*		*187*	
		# EHV replaced	*1*		-			
	Transformers	£m	*3,050*		*4,488*		*7,538*	
		# replaced	*2*		*5*		*7*	
	Civils	£m	*4,171*		*6,008*		*10,179*	
	Other	£m	*22,762*		*5,005*		*27,766*	
Asset Replacement Distribution		**£m**	**22,241**		**13,603**		**35,844**	
	Switchgear	£m	*6,455*		*4,823*		*11,278*	
		# replaced	*480*		*341*		*821*	
	Transformers	£m	*3,717*		*1,533*		*5,249*	
		# replaced	*153*		*113*		*266*	
	Civils	£m	*5,250*		*4,051*		*9,301*	
	Other	£m	*6,819*		*3,196*		*10,015*	
Asset Replacement Cables		**£m**	**22,303**		**18,859**		**41,162**	
	132kV	£m	*2,765*		*101*		*2,866*	
		km replaced	*20*		*11*		*31*	
	EHV	£m	*7,756*		*7,224*		*14,980*	
		km replaced	*11*		*12*		*23*	
	HV	£m	*3,889*		*3,530*		*7,420*	
		km replaced	*37*		*33*		*70*	
	LV	£m	*7,893*		*8,004*		*15,896*	
		km replaced	*34*		*38*		*72*	
Asset Replacement OHL		**£m**	**24,428**		**17,525**		**41,953**	
	132kV	£m	*1,004*		*904*		*1,908*	
		km conductor replaced	*3*		*7*		*10*	
		supports replaced	*1*		-		*1*	
		fittings replaced	*39*		*45*		*84*	
	EHV	£m	*13,939*		*9,332*		*23,272*	
		km conductor replaced	*56*		*36*		*92*	
		supports replaced	*561*		*420*		*981*	
		fittings replaced	*27*		*48*		*75*	
	HV	£m	*5,830*		*3,733*		*9,563*	
		km conductor replaced	*48*		*26*		*74*	
		supports replaced	*1,327*		*693*		*2,020*	
	LV	£m	*2,910*		*2,795*		*5,705*	
		km conductor replaced	*19*		*10*		*29*	
		supports replaced	*495*		*500*		*995*	
	Other	£m	*744*		*761*		*1,505*	
Asset Replacement Services		£m	**9,038**		**8,604**		**17,642**	
		£m	*9,038*		*8,604*		*17,642*	
		overhead replaced	*488*		*464*		*952*	
		underground replaced	*1,942*		*2,003*		*3,945*	
		cutouts replaced	*9,390*		*5,264*		*14,654*	
Total Asset Replacement		£m	**117,854**		**85,296**		**203,150**

A.2.    PROJECT INFORMATION TO BE SENT TO THE BANK AND METHOD OF TRANSMISSION

1.    Dispatch of information: designation of the person responsible
The information below has to be sent to the Bank under the responsibility of:

	Financial Contact	Technical Contact
Company	Northern Powergrid	Northern Powergrid
Contact person	Tom Fielden	Owen Sutherland
Title	Finance Director	Investor Reporting Manager
Address	Lloyds Court, 78 Grey Street Newcastle upon Tyne, Tyne and Wear NE1 6AF	Lloyds Court, 78 Grey Street Newcastle upon Tyne, Tyne and Wear NE1 6AF
Phone	=+44 (0)191 2235121	=+44 (0)191 2235160
Fax	=+44 (0)191 2235165	=+44 (0)191 2235165
Email	tom.fielden@northernpowergrid.com	owen.sutherland@northernpowergrid.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Borrower shall inform the Bank immediately in case of any change.

2.    Information on specific subjects

The Borrower shall deliver to the Bank the following information at the latest by the deadline indicated below.

Document / information	Deadline
Not Applicable

3.    Information on the project’s implementation
The Borrower shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information	Deadline	Frequency of reporting
Project Progress Report

Reference Data
Name of the project:
Promoter:
Contract number:
Period of operation covered in this report: mm/yyyy – mm/yyyy
Author/contact:

Project implementation
1.    An update of the Technical Description including updating Table A1.1 and A.1.2 with realised amounts, explaining the reasons for significant changes vs. initial scope, including the progress (percentage implemented) of individual items.
2.    An update of date of start and completion of works for each of the main project’s components, explaining reasons for any possible delay in comparison to original time schedule given in Annex A1;
3.    An update of cost of the project components, explaining reasons for any possible cost increases vs. initial budgeted cost given in Table A1.1 and A.1.2;
4.    Update of the status of the EIA processes for all project schemes requiring an EIA under the programme;
5.    Any significant public acceptance issue related to the project components or programme as a whole;
6.    A description of any major issue with impact on the environment, in particular issues related to programme schemes located within environmentally sensitive area;
7.    Any legal action concerning the programme that has or may be on-going or expected;
8.    A description of any major social issues during the implementation of the components;
	28.02.2017	Only one report required if implementation programme is respected.

4.    Information on the end of works and first year of operation

The Borrower shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank
Project Completion Report, including:

Reference Data
Name of the project:
Promoter:
Contract number:
Commercial Operation Date: dd/mm/yyyy
Period of operation covered in this report: mm/yyyy – mm/yyyy
Author/contact:

1.    Project implementation
a.    The date of start and completion of works for each of the project’s main components, explaining reasons for any possible delay in comparison to original time schedule given in Annex A1 to the Finance Contract;
b.    The final cost of the project components, explaining reasons for any possible cost increases vs. initial budgeted cost given in Table A.1.1 and A.1.2 in Annex A1;
c.    The number of new jobs created by the project: both jobs during implementation (in person-year) and permanent new jobs created (full time equivalent);
d.    Any legal action concerning the project that has or may be on-going or expected;
e.    Confirmation that all insurance cover is in place;
f.    Description of compliance with specific project conditions and undertakings as given in section 2 of Annex A2 in the Finance Contract if applicable;
2.    Technical scope and characteristics
a.    A description of the technical characteristics of the project as completed;
b.    An update of the Technical Description including updating Table A.1.1 and A.1.2 with realised amounts, explaining the reasons for significant changes vs. initial scope;
c.    Amount of RES generation connected by the project
3.    Operational
a.
    Project’s first year operational data explaining reasons for any deviation from original forecast for the first year of operation as well as future outlook for operations;
b.    Reliability indicators of the distribution network (outage time and frequency, planned and unplanned) and network losses (technical and non-technical) over the investment period;
c.    Describe any differences between the planned operation expenditures and the actual incurred as well as future outlook for operations;
d.    Any significant issue that has occurred or any significant risk that may affect the project’s operation;
e.    Statistics on the project’s health and safety performance during implementation and first year of operation (in total days of absence from work for each case);
4.    Market and regulatory environment
a.    Any relevant change of the regulatory framework and tariff setting that has occurred;
b.    Update on the market situation in the country, supply/demand balance, demand developments during implementation;
c.
    Energy distributed and network peak demand over the investment period; incremental energy supplied as a result of the project;.
30.06.2018

5.    Environmental and social aspects

a.    Final update of the status of the EIA processes for all project schemes requiring an EIA;
b.    Describe the main environmental and social impacts during implementation and residual impacts;
c.    An update on the status of environmental mitigation and compensation measures that were foreseen as part of the project;
d.    Any significant public acceptance issue related to programme schemes;
e.    Confirmation that the project has been implemented and operated in compliance with requirements under respective permits (operating licenses in place, reliability and performance tests successfully completed);

Language of reports	English

Schedule B

Definition of LIBOR

A.    LIBOR
"LIBOR’’ means, in respect of GBP:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen rate is not available, the rate resulting from a linear interpolation by reference to two Screen rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the Screen Rate is taken or from which the Screen Rates are interpolated being the "Representative Period"),
For the purposes of paragraphs (b) and (c) above, “available” means “calculated and published” under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) for given maturities.
“Screen Rate” means the rate of interest for deposits in GBP for the relevant period as set by the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) on which the relevant period starts or, if that day is not a Business Day in London, on the next following day which is such a Business Day.
If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market, selected by the Bank, to quote the rate at which GBP deposits in a comparable amount are offered by each of them at approximately 11h00 London time on the Reset Date, to prime banks in the London interbank market for a period equal to the Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted at approximately 11h00 London time on the Reset Date by major banks in

London (selected by the Bank) for loans in GBP in a comparable amount to leading European banks for a period equal to the Representative Period.
If the rate resulting from the above is below zero, LIBOR will be deemed to be zero.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

B.    General
For the purposes of the foregoing definitions:

(a)	"London Business Day" means a day on which banks are open for normal business in London.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)
If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank), the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

Schedule C
Forms for the Borrower
C.1 Form of Disbursement Request (Article 1.02B)
Disbursement Request
United Kingdom – Northern Powergrid Network Investment - B

Date:
Please proceed with the following disbursement:

Loan Name (*):		Northern Powergrid Network Investment - B

Signature Date (*):			Contract FI number:	84.599

Currency & amount requested			Proposed disbursement date:

Currency	Amount

I N T E R E S T	Int. rate basis (Art. 3.01)		Reserved for the EIB	GBP

	Rate (% or Spread)		Total Credit Amount:

	Frequency (Art. 3.01)	Annual ☐ Semi-annual ☐ Quarterly ☐	Disbursed to date:

	Payment Dates (Art. 5)		Balance for disbursement:

	Interest Revision/Conversion date (if any)		Current disbursement:

C A P I T A L	Repayment frequency	Annual ☐ Semi-annual ☐ Quarterly ☐	Balance after disbursement:

	Repayment methodology (Art. 4.01)	Equal instalments ☐ Constant annuities ☐ Single instalment ☐	Disbursement deadline:

	First repayment date		Max. number of disbursements:

	Maturity Date:		Minimum Tranche size:

Total allocations to date:

			Conditions precedent:	Yes / No

[1] be provided on paper bearing the Borrower’s letterhead.

2 NOTE: If the Borrower does not specify an interest rate or Spread here, the Borrower will be deemed to have agreed to the interest rate or Spread subsequently provided by the Bank in the Disbursement Notice, in accordance with Article 1.02C(c).

Borrower's account to be credited:
Acc. N°: …………………………………………………………………………………………….

(please provide the appropriate format for the relevant currency)

Bank name, address: …………………………………………………………………………
Please transmit information relevant to:
Borrower's authorised name(s) and signature(s):

C.2 Form of Certificate from Borrower (Article 1.04B)

To:    European Investment Bank
From:    Northern Powergrid (Yorkshire) plc
Date:

Subject:	Finance Contract between European Investment Bank and Northern Powergrid (Yorkshire) plc dated [ ] 2015 (the "Finance Contract")
FI number 84.599     Serapis number 2015-0155
______________________________________________________________________
Dear Sirs,

Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 1.04 of the Finance Contract we hereby certify to you as follows:

(a)	we are in compliance with the financial covenants pursuant to Article 6.14 of the Finance Contract and attached is evidence of such compliance;

(b)	no security of the type prohibited under Article 7.02 (a) or (b) of the Finance Contract has been created or is in existence;

(c)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01 of the Finance Contract, save as previously communicated by us;

(d)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(e)
no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award with a value in aggregate in excess of GBP 2,000,000 (two million pounds sterling) or its equivalent in any other currency or currencies;

(f)	the representations and warranties to be made in the Contract or repeated by us under Article 6.15 of the Finance Contract are true in all respects; and

(g)	no Material Adverse Change has occurred, as compared with the condition at the date of the Finance Contract.

Yours faithfully,

For and on behalf of Northern Powergrid (Yorkshire) plc
Date:

C.3 Form of Compliance Certificate

To:    European Investment Bank
From:    Northern Powergrid (Yorkshire) plc
Date:

Subject:	Finance Contract between European Investment Bank and Northern Powergrid (Yorkshire) plc dated [ ] 2015 (the "Finance Contract")
FI number 84.599     Serapis number 2015-0155
______________________________________________________________________
Dear Sirs,

We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(a)	the provisions of Article 6.14 [have/have not] been complied with for the Relevant Period ending on [insert most recent Calculation Date];

(b)	the computations necessary to demonstrate the [compliance/non compliance] referred to in paragraph (a) above are as follows: [1]
Interest Cover
(i)    Consolidated EBIT
[            ]
(ii)    Consolidated Net Finance Charges
[            ]

Consolidated Senior Total Net Debt to RAV
(i)    Consolidated Senior Total Net Debt
[            ]
(ii)    RAV
[            ]

[We confirm that no Default is continuing.] 2

…............	…............
Director	[Director/ Finance Director/ Treasurer/ Investor Reporting Manager/ Financial Controller/ Company Secretary]
of	of
Northern Powergrid (Yorkshire) plc	Northern Powergrid (Yorkshire) plc

[1]	In the case of a Compliance Certificate to be delivered together with any financial statements under Article 8.02(a)(i), both the consolidated and the unconsolidated calculations shall be included.

[2]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule D

Interest Rate Revision and Conversion

If an Interest Revision/Conversion Date has been included in the Disbursement Notice for a Tranche, the following provisions shall apply.
A.    Mechanics of Interest Revision/Conversion
Upon receiving an Interest Revision/Conversion Request the Bank shall, during the period commencing 60 (sixty) days and ending 30 (thirty) days before the Interest Revision/Conversion Date, deliver to the Borrower an Interest Revision/Conversion Proposal stating:

(a)	the Fixed Rate and/or Spread that would apply to the Tranche, or the part thereof indicated in the Interest Revision/Conversion Request pursuant to Article 3.01; and

(b)
that such rate shall apply until the Maturity Date or until a new Interest Revision/Conversion Date, if any, and that interest is payable quarterly, semi-annually or annually in arrears on designated Payment Dates.

The Borrower may accept in writing an Interest Revision/Conversion Proposal by the deadline specified therein.
Any amendment to the Contract requested by the Bank in this connection shall be effected by an agreement to be concluded not later than 15 (fifteen) days prior to the relevant Interest Revision/Conversion Date.

B.    Effects of Interest Revision/Conversion
If the Borrower duly accepts in writing a Fixed Rate or a Spread in respect of an Interest Revision/Conversion Proposal, the Borrower shall pay accrued interest on the Interest Revision/Conversion Date and thereafter on the designated Payment Dates.
Prior to the Interest Revision/Conversion Date, the relevant provisions of the Contract and Disbursement Notice shall apply to the entire Tranche. From and including the Interest Revision/Conversion Date onwards, the provisions contained in the Interest Revision/Conversion Proposal relating to the new interest rate or Spread shall apply to the Tranche (or part thereof) until the new Interest Revision/Conversion Date, if any, or until the Maturity Date.

C.    Non-fulfillment of Interest Revision/Conversion
If the Borrower does not submit an Interest Revision/Conversion Request or does not accept in writing the Interest Revision/Conversion Proposal for the Tranche or if the parties fail to effect an amendment requested by the Bank pursuant to Paragraph A above, the Borrower shall repay the Tranche (or part thereof) on the Interest Revision/Conversion Date, without indemnity. The Borrower will repay on the Interest Revision/Conversion Date any part of a Tranche which is unaffected by the Interest Revision/Conversion.